Exhibit 10.4

AGREEMENT

between

COLT DEFENSE LLC

and

COLT’S MANUFACTURING COMPANY LLC

and

AMALGAMATED LOCAL NO. 376

and

UNITED AUTOMOBILE, AEROSPACE,

AND AGRICULTURAL IMPLEMENT

WORKERS OF AMERICA — UAW

APRIL 1, 2012

i

TABLE OF CONTENTS

ARBITRATION — Article XVII	39

ARMED FORCES SEPARATION PAY ALLOWANCE —Article XVIII	40

ATTENDANCE POLICY — Article XIII	31

BIDDING — Article X	23
Duration of assignment	24
Procedure for filling jobs	23
Temporary openings	25

BULLETIN BOARDS — Article XIV	33

BUMPING — Article X	15
Job Classifications and Codes	15
Seniority procedure	15
Shift preference	18

BUSINESS STRUCTURE AND DECISION MAKING PROCESS — Appendix A	54
Structure	54
Cell Member	54
Function	55
Recruitment and Selection	56
Training	56
UAW Cell Steward	55
UAW Chief Steward	55
UAW Shop Chairperson	55

COMPLETE AGREEMENT — Article XXIV	49

COST OF LIVING PROVISION — Article XX	45

DURATION OF AGREEMENT — Article XXIII	48

ESOP — Appendix L	83

GAINSHARING AND PROFIT SHARING PROGRAM — Appendix G	71

GENERAL — Article XIX	41
Apprentices	41
Emergency call procedure	44
Funeral leave	42
Jury duty	43
Medical and sanitary facilities	41
Physical and/or verbal abuse	43
Posting of names of new Production Specialists and Business Unit Managers	44
Sick leave pay	42

GRIEVANCE PROCEDURE — Article XVI	36

HOLIDAYS — Article VII	9
Additional days	9
Holiday during leave of absence	10
Holiday falling on Saturday or Sunday	10
Holiday pay	9

HOURS OF WORK AND OVERTIME — Article VI	3
Equalization of overtime	6
Regular schedule	3
Saturday work	4
Sunday work	4
Work in excess of 8 hours per day	4
Work in excess of 40 hours per week	4
Overtime beyond 50 hours	8
Less than 4 hours work	5
Third shift overtime	5
Notice of weekend overtime requirement	6

INSURANCE AND PENSION BENEFITS — Appendix C	62

JOINT PROGRAM FOR MANUFACTURING OPERATIONS — Appendix A	54

LAYOFF — Article X	26
Layoff in relation to overtime	26

LEAVE OF ABSENCE — Article XI	26
Civic Activity Leave	29
Conditions of Leave of Absence	27
Emergency Leave	28
FMLA	27
Military Leave	26
Return from Leave	28
Union Leave	28

LETTERS OF AGREEMENT — Appendix N	83

MANAGEMENT CLAUSE — Article II	1

MISSION STATEMENT — Appendix A	54

NO STRIKE — NO LOCKOUT — Article XXI	45

OCCUPATIONAL SAFETY & HEALTH — Article XXII	46

PAST PRACTICES — Article XXV	49

RECALL — Article X	19
Displaced employees	19

REPRESENTATION — STEWARDS — Article XV	34
Chief Stewards	34
General Top Committee	35
Shift Grievance Committee	35
Stewards	34
Stewards overtime	35

RETIREE BENEFITS — Appendix J	76

SENIORITY — Article X	15
Loss of seniority rights	20
Notice of layoffs	22
Occupational seniority	19
Probationary employees	22
Procedure for extended layoffs	15
Seniority for employees promoted out of bargaining unit	22
Seniority in recall	19
Seniority list	23
Seniority rights conditional on ability	19
Seniority rights to elected union reps	20
Temporary layoff	21

SEVERENCE PAY — Appendix D	67

SUBCONTRACTING AND MAINTENANCE OF OPERATIONS — Appendix K	79

SUCCESSORSHIP — Appendix I	75

TRAINING — Appendix E	70

UNION MEMBERSHIP ON BOARD OF DIRECTORS — Appendix M	83

UNION SECURITY — Article IV	2
Check-off Union Dues	3
Union Shop	3

VACATION — Article VIII	10
AER	12
Buyback	14
Eligibility	11

v

Exceptions	13
Notification of Vacation Shutdown	13
Time of Shutdown	13
Vacation Bonus Eligibility	12
Vacation Pay	11
Vacation Schedule	13

WAGES — Article IX	15

WAGES — Appendix B	57

WARNINGS AND DISCHARGES — Article XII	30

401-K PLAN — Appendix H	75

AGREEMENT

AGREEMENT entered into as of the April 1, 2012 between Colt Defense LLC and Colt’s Manufacturing Company LLC its successor and assigns, hereinafter jointly referred to as “CDC and CMC” and AMALGAMATED LOCAL NO. 376 and UNITED AUTOMOBILE, AEROSPACE, AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA, hereinafter referred to as the “Union”.  The Companies and Union agree that the ratified contract will apply in full force between UAW 376 and Colt Defense LLC and Colt Manufacturing Company LLC.

ARTICLE I

Purpose

SECTION 1.  The purpose of this agreement is to provide orderly collective bargaining relations between CDC and CMC and the Union, to assure prompt and equitable disposition of grievances and to provide fair wages, hours and working conditions for employees covered by this agreement.

SECTION 2.  CDC and CMC and the Union agree that they will not discriminate against any employee covered by this agreement because of race, creed, color, sex, age, religion, or national origin.  Also covered in this nondiscrimination clause are Vietnam Veterans, Disabled Veterans and disabled individuals.  CDC and CMC agree not to discriminate against an employee because of his Union membership, activities or office.

ARTICLE II

Management

SECTION 1.  Nothing herein contained shall be construed as limiting the right of CDC and CMC to manage and direct the working forces, including the right to hire, transfer, promote, suspend or discharge for cause any employee in order to maintain discipline and efficiency in production, to relieve employees from duty because of lack of work or other cause deemed sufficient to the Companies to determine the methods, processes and means of manufacture, the speed of operations, the schedule of production, to introduce new or improved products, methods or facilities, and to extend, limit or curtail operations when in their sole discretion they may deem it advisable to do so, except as hereinafter modified.

ARTICLE III

Recognition

SECTION 1.  CDC and CMC recognize the Union as the sole and exclusive representative of CDC and CMC’s employees, for purposes of collective bargaining.  The term “employee” as used in this agreement shall exclude all supervisory employees with authority to hire, promote, discipline, discharge or otherwise effect changes in the status of employees or effectively recommend such action, all clerical employees (with the exception of stock clerks and timekeepers), engineers, draftsmen, time study and methodsmen, and all other professional employees, private chauffeurs, Main Office janitors, watchmen and guards.

ARTICLE IV

Union Security

SECTION 1.  All present employees within the bargaining unit on the effective date of this agreement shall within thirty days thereafter, as a condition of employment, become and remain members of the Union in good standing.

SECTION 2.  Employees in the bargaining unit who have not on the effective date of this agreement completed thirty days of employment with CDC and CMC shall, as a condition of employment, within thirty days after the effective date of this agreement or at the expiration of thirty days of employment, whichever period is longer, become and remain members of the Union in good standing.

SECTION 3.  All new employees hired during the life of this agreement, shall, as a condition of employment, within thirty days after date of hire or thirty days after the signing of this agreement, whichever period is longer, become the remaining members of the Union in good standing.

SECTION 4.  CDC and CMC agree that it will check off from the pay of each employee who is a member of the Union and authorizes CDC and CMC to do so by written authorization, monthly dues of [*] and, in addition, if such employee becomes a member of the Union after the execution of this agreement, an initiation fee.  CDC and CMC shall transmit the monies so collected to a properly accredited representative of the Union on or before the fifteenth day of each month.

SECTION 5.  CDC and CMC will give to each present employee and to all new employees as they are hired, a printed copy of this agreement.

ARTICLE V

Joint Program for Manufacturing Operations

SECTION A.  Provisions with regard to the Joint Program for Manufacturing Operations are contained in Appendix, A which is attached to, and part of this Agreement.

ARTICLE VI

Hours of Work and Overtime

SECTION 1.  The regular schedule of hours of work shall be eight (8) hours per day and forty (40) hours per week.  Employees shall not be required to work more than eight (8) hours in any one day nor more than forty (40) hours in any one week except as hereinafter provided. The normal workweek shall be deemed to start on Monday at 6:42 a.m. and end one hundred and sixty-eight hours thereafter.

Work on Saturday beginning at 12:01 A.M. and the twenty-four hours thereafter will, in accordance with existing employment practices, normally be work on the sixth day worked by an employee in his regularly scheduled workweek for which hours so worked CDC and CMC shall pay overtime at the rate of time and one-half.  Employees may be offered six (6) hours of overtime for Saturday work.  Work performed on Saturdays will be during the following hours:

•	Third Shift	11:00 p.m. (Friday Night) – 5:00 a.m.
•	First Shift	5:00 a.m. - 11:00 a.m.
•	Second Shift	11:00 a.m. - 5:00 p.m.

* These hours may vary due to production needs.

Work on Sunday beginning at 6:42 a.m. will, in accordance with existing employment practices, normally be work on the seventh day worked by an employee in his regularly scheduled workweek for which hours so worked CDC and CMC shall pay overtime at the rate of double time.  For accounting purposes only, and for the third shift, the workweek will begin Sunday at 11:42 p.m. and end 168 hours later.  All wages paid for Sunday work will be paid on the second Thursday after the Sunday that is worked.  The only exception will be if that Thursday falls on a holiday, the wages will be paid on that Wednesday.  For all other purposes, the workweek will remain in effect as outlined above.  The time period for eligibility for Sunday overtime (double time) will be for hours worked between 12:01 a.m. Sunday and 6:42 a.m. Monday.

Except as provided in Section 4, below, for all time worked after each eight hours worked in any one day and after forty hours in the workweek, CDC and CMC shall pay overtime at the rate of time and one-half.  There shall be no pyramiding of overtime premiums.

SECTION 2.  All work performed in excess of eight (8) hours per day and on the sixth day by employees assigned to departments requiring seven-day operation shall be paid at the rate of time and one-half, and all work performed on the seventh day by such employees shall be paid at the rate of double time.

It is understood that work performed by such employees on Saturday, Sunday or holidays mentioned in Article VII as such shall be paid at the rate of straight time.

In order to minimize the problem of absenteeism because of work performed on a weekend overtime basis, CDC and CMC and the Union agree that when it is found that an employee takes time off from work during the week without reasonable cause and repeatedly works weekend overtime, CDC and CMC will bring the employee and the Chief Steward together to discuss the situation.  If the problem continues, the disciplinary procedure will be accelerated to expeditiously solve the problem.

SECTION 3.  An employee who reports for work but is given less than four (4) hours work, although he/she is ready and willing to work, shall receive four (4) hours pay.

SECTION 4.                         Third Shift employees assigned to Heat Treat will work an eight (8) hour scheduled shift, and will be paid for nine (9) hours.  Any work performed after eight (8) hours will be considered overtime.  All hours worked on Saturday are considered overtime.  All hours worked on Sunday are considered double-time.  10:42 p.m. on Sunday is considered Monday for payroll purposes.

Third Shift employees in all other departments work seven (7) hours, and are paid for eight (8) hours.  11:42 p.m. on Sunday is considered Monday for payroll purposes.  Any work performed over seven (7) hours is considered overtime.  Work beginning for the third shift at 11:42 p.m. on Friday night and for the twenty-four hours thereafter will normally be worked on the sixth (6th) day worked by an employee in his/her regularly scheduled workweek for which hours so worked.

Work beginning for the third shift at 11:42 p.m. on Saturday night and for the twenty-four hours thereafter will normally be work on the seventh (7th)

day worked by an employee in his/her regularly scheduled workweek for which hours CDC and CMC shall pay overtime at the rate of double time.

SECTION 5.  When practicable, CDC and CMC will give notice of weekend overtime requirements before the end of the shift which starts forty-eight (48) hours before the start of the required overtime period provided that CDC and CMC may, without penalty, cancel or modify such notice at any time before the end of the lunch period on the day preceding the scheduled overtime work.  If such notice is canceled or the overtime reduced at any time thereafter, CDC and CMC will pay each employee affected for the scheduled hours up to a maximum of eight (8) hours pay at the appropriate rate in accordance with Article VI, Sections 1 and 2 unless the reason for such cancellation or reduction is beyond the control of CDC and CMC.

SECTION 6.  When CDC and CMC have made the decision to schedule service employees such as set-up man, trucker, inspector, etc., for overtime, their job assignments will be, as is practicable, consistent with their Group Level.

Under normal circumstances, CDC and CMC shall not require a greater workload on overtime than is normal for the assigned job on straight time.

SECTION 7.  CDC and CMC shall assign overtime work to employees qualified to perform the work within the department, shift and group level.  If no such person is available, the assignment will be given to a qualified employee within the department and shift in a different group level.  If no such person is available, the assignment may be given to any qualified employee.

CDC and CMC shall make efforts to equalize overtime opportunities among the employees within a department, shift and group level.  For the purposes of Overtime Equalization, all cell members by shift and group level within a cell will be grouped together and overtime will be distributed among cell members equally.

Once a thirty-five (35) hour threshold is reached between employees on the same shifts in the department, and such difference is brought to the attention of CDC and CMC by the Union, CDC and CMC will take corrective action within thirty (30) working days of receiving such notice.  If unable to correct the problem within that time period, CDC and CMC will pay employees any difference over twenty (20) hours at their hourly rate.

When there is more than a 50-hour difference between the average overtime opportunities among the employees in the same group level and department/cell, but on different shifts, and such difference is brought to the attention of CDC and CMC by the Union, CDC and CMC shall reduce this difference to less than 50 hours within thirty (30) days after the notification.  CDC and CMC will make every effort to insure that the difference be kept below 50 hours at all times.  Where new operations or group levels are started, employees on such new operations or shifts shall be charged with the highest number of overtime hours from among the employees in the same group level and department/cell but on a different shift.

Rosters shall be maintained in each department by shift and classification showing the overtime hours charged to each employee.  Each overtime hour shall be charged as one (1) hour for each hour worked except Sunday and Holidays, which shall be charged as one and one half  (1 1/2) hours for each hour worked.  Upon entering a classification in a department, an employee shall be charged with the same number of overtime hours as the then highest employee in the classification.  Probationary employees shall not be placed on the overtime equalization rosters.  Probationary employees shall not be asked to work overtime until all other employees in the same department, shift and classification have been asked.

A copy of these rosters shall be posted in glassed-in bulletin boards which CDC and CMC shall install at locations throughout the shop; the bulletin boards in some cases shall cover more than one department.

An employee who enters a department/cell in a classification containing no other employees shall be charged with the same number of overtime hours as the average of the then lowest and highest employee in the department/cell.

On the Monday following April 1st each year, each department/cell roster shall be adjusted so as to bring the lowest employee in each classification, irrespective of shift, down to zero.

It is the intent of the two Companies to live by the spirit of the Bargaining Agreement by ensuring that the administration of the overtime policy is carried out in accordance with the parameters of the agreement.  The companies are obligated to insure that supervision has a clear understanding of how the overtime procedure works.  To this end, the companies will conduct instructional meetings to review the overtime policy. It is agreed that when the sessions are held to instruct the Supervisors on the overtime equalization process that the Shop Chairman and Chief Stewards will be in attendance.  It is agreed that if the company continually fails to insure that the overtime policy is administered in a correct manner to a point that there is cause to go to arbitration then the companies will absorb all arbitration costs.  The parties must agree that this will not set precedence or prejudice in any other matters taken to arbitration.

SECTION 8.  Under normal plant operations and subject to the following conditions, overtime assignments beyond 50 hours in any week shall be voluntary with each individual employee:

A.                                    Employees must indicate at the time they are offered an overtime assignment that will exceed 50 hours, whether they will or will not accept the assignment.  If the employees accept such hours, they shall be required to work the hours.

B.                                    For purposes of overtime equalization, employees will be

charged with all hours they are offered.

C.                                    The right to refuse overtime beyond 50 hours is a decision to be made by employees on an individual basis and shall not be used on a concerted basis in violation of Article XXI.

SECTION 9.  Group levels for equalization of overtime are listed under Article X, Section 3.

ARTICLE VII

Holidays

SECTION 1.  The following days will be recognized as holidays.  All work performed on the following specified holidays, except as provided in Article VI, Section 2, shall be paid for at the rate of double time:

New Year’s Day	Thanksgiving Day
Good Friday	Friday following Thanksgiving
Memorial Day	Day before Christmas
Independence Day	Christmas Day
Labor Day	Day after Christmas
Martin Luther King Day	Day before New Year’s Day
Employee Birthday

A.                                    Two additional holidays will be designated during the week of Christmas.  If the Christmas holiday shutdown requires that there be another day of shutdown beyond the floating holidays, the bargaining unit employees can elect to use a sick day, vacation day or neither to cover the additional day of shutdown.

SECTION 2.  Each full time hourly paid employee on the payroll on each recognized holiday shall be paid for each of said respective holidays eight (8) times his/her hourly rate, including shift bonus, if any, regardless of his/her length of service with CDC and CMC provided that such employee works the workday previous to and the workday following such holiday unless he/she is unable to do so for a legitimate reason, or has been excused by his/her supervisor in advance and without adversely affecting production operations in his/her department, in which event he/she must work at least four (4) hours on the day after the holiday.

A.                                    Employees on personal leave of absence will not be paid for holidays during the period of their leave.

B.                                    Employees on sick leave will be paid for holidays, which occur during the first year of such leave.

C.                                    Employees laid off within two (2) weeks of a holiday shall receive holiday pay for that holiday provided that they work their last scheduled workday.

SECTION 3.  Holidays that fall on Saturday shall be observed on Friday and holidays that fall on Sunday are to be observed on Monday.

SECTION 4.  First shift employees required to report to work before the normal first shift starting time on the day following a holiday, shall receive double time for the time worked prior to the normal starting time.  Premium pay under this provision shall not be pyramided with overtime provided in Article VI.

ARTICLE VIII

Vacations

SECTION 1.  Vacations with pay allowance for 2012 and 2013 shall be granted to employees covered by this agreement and in the employ of CDC and CMC on June , 2012 and 2013 in accordance with the following schedule:

Pay Allowance

Continuous		At Employee’s
Service	Vacation	CMC/CDC
As of June 1st	with Leave	Hourly Rate
6 months	5 days	40 hours
1 year	10 days	80 hours
6 years	11 days	88 hours
7 years	12 days	96 hours
8 years	13 days	104 hours
9 years	14 days	112 hours
10 years	15 days	120 hours
15 years	18 days	144 hours
16 years	19 days	152 hours
17 years	19 days	152 hours
18 years	20 days	160 hours
19 years	20 days	160 hours
20 years	20 days	160 hours

Employees are authorized to take vacation days at half-day increments.  Earned vacation days or half days will require 48 hour notice and will be administered in accordance with the collective bargaining agreement.

Regarding payment for vacations for employees who did not complete six (6) calendar months of continuous service immediately prior to June 1, 2012 and 2013;

A.                                    Employees must be on the payroll on June 1, 2012 and 2013 to be considered for vacation allowance.

B.                                    Employees with seniority dates subsequent to December 1, 2011 and 2012 will not receive vacation pay.

C.                                    Laid-off employees who are reinstated during a vacation year (June 1 - June 1), and qualify under section 1A above, shall receive their full vacation allowance for that vacation year.

D.                                    All employees with fifteen (15) years of service as of the June

1st vacation eligibility date will be paid with their vacation pay a bonus of $[*].  All employees with twenty (20) years of service as of the June 1st eligibility date will be paid with their vacation pay a bonus of $[*].  All employees with twenty-five (25) years of service or more, as of the June 1st eligibility date will be paid with their vacation a bonus of $[*].  Payment for the vacation bonus will be made to eligible employees by separate check.

The Companies will pay for up to two weeks vacation to employees prior to the employee leaving for vacation.

It is agreed that Labor Relations will supply a bi-weekly vacation status report to the Union.

SECTION 2.  The vacation allowance shall be paid at each employee’s average earned rate as established in the payrolls during February, March and April of the years, 2012, 2013, and 2014.  The vacation AER is for the purpose of computation of the vacation pay only, CDC and CMC shall use a thirteen (13) week period beginning with the first full workweek in February.  Average earned rate is defined as total gross pay during this period, including overtime and shift extra, holiday pay, funeral pay and military leave pay divided by total hours worked.  Excluded from this calculation shall be any money received as jury duty pay and vacation pay.

Employees will be notified of their AER, as defined above for vacation pay calculations, as soon as it has been determined by CDC and CMC.

The AER will be not be calculated or applied for employees offered employment after April 1, 2012. Said employees vacation allowance will be calculated solely on their hourly wage.

SECTION 3.  Exceptions to the above schedule are:

A.                                    Employees laid off due to lack of work on or after December 1st in any vacation year will be entitled to a pro-rated vacation allowance which shall be paid with the normal distribution of vacation checks.

B.                                    All employees who retire on or after the last scheduled work day prior to the Thanksgiving Holiday in each year will be entitled to holiday pay for the Thanksgiving and Christmas holidays, as well as full vacation pay allowance and vacation bonus if applicable, which they would be eligible to receive on the following June 1st.  In addition to the foregoing, at time of retirement, employees shall be entitled to pay for their then unused sick days, and those employees retiring on or after the last scheduled work day, prior to the Thanksgiving Holiday each year, will be entitled to pay for those sick days which would have accrued to them on the following contract year.

SECTION 4.  Employees shall receive their third and fourth week of vacation pay one week prior to the week that they actually start their vacation.

SECTION 5.  Employees who under the terms of this contract are eligible under Section 1 for additional days of vacation leave of more than ten (10) days, or employees who have missed their scheduled vacation as a result of extended illness or injury, shall be required to take such additional days off as vacation leave as CDC and CMC shall approve as consistent with plant operations.  Such eligible employees shall not be permitted to forego such vacation leave and receive pay allowances in lieu thereof.

SECTION 6.  Employees must use all vacation time before the first Monday in June of each contract year.  As there is not annual “vacation shutdown”  the following system will be implemented for asking and effectively managing vacation time throughout the year.

•                  In the first year of the contract, the companies will ask employees for their vacation plans beginning April 1st through May 15th to allow for employee education on implementation of the new system.  The company will meet with the committee at the end of the confirmation period to resolve any outstanding issues.

•                  In the 2nd year of the contract, the asking period will be from the first Monday in April and will last 30 days.

•                  Employees who are undecided will have 30 days to confirm their vacation time.

•                  After the 30 days, if an employee remains undecided, they will have to take their vacation when the time is available, as long as it does not cause 20% absenteeism in the department.

SECTION 7.  In April 2012 and April 2013, CDC and CMC will offer bargaining unit employees the opportunity to sell back their unused vacation allowance, on the following terms:

Employees must submit their buyback request on a Buy Back form. In 2012, the form must be submitted between April 2, 2012 and April 13, 2012. In 2013, the form must be submitted between April 1, 2013 and April 12, 2013.

Employees may sell back increments of their unused vacation in full day (eight (8) hour) increments. (Fractional day sell back will not be allowed). There will be no cap on how much of an individual’s unused vacation allowance he/she can sell back.

The dollar amount of the payout will be calculated at $[*]on the dollar.

At the time the vacation buyback form is submitted, the individual will have his/her applicable vacation allowance reduced by the requested amount.

The 2012 vacation buy back checks will be issued on June 7, 2012.  The 2013 vacation buy back checks will be issued on June 6, 2013.

ARTICLE IX

Wages

SECTION A.  Provisions with regard to wages are contained in Appendix B that is attached to and a part of this agreement.

ARTICLE X

BUMPING

SECTION 1.  All seniority rights hereunder are conditional upon the employee’s ability to do the job to which he/she may be transferred or recalled to work through the operation of provisions of this article and with reasonable skill.

SECTION 2.  An extended layoff is defined as a layoff exceeding five (5) working days.  A temporary layoff is defined as five (5) working days.

SECTION 3.  In the event job eliminations are necessary, an employee has the right to exercise his or her seniority. Such seniority shall be exercised in the order shown below.  Subject to the paragraph  below:

Steps:

1.              Open requisition before or after posting.

2.              Bump least senior employee — same classification and job code as per bump card.

3.              Bump least senior employee — highest in grade rating as per bump card.

4.              Bump least senior employee Group 7, Level 1.

5.              Elect voluntary layoff.

The job classification and code within the job group level for layoff and bumping purposes are as follows:

Assembler — Group 1
Level I	Semi-skilled
Level II	Skilled
Level III	Highly skilled
Certified Level	Multi-Skilled

Audit & Test — Group 2
Level I	Skilled
Level IA	Semi skilled
Level II	Advanced skilled
Level M	Advance skilled
Level III	Highly skilled

Clerk/Material Mover — Group 3
Level I	Semi-skilled
Level II	Skilled
Level III	Multi-skilled
Level IIIA	Highly skilled
Level IV	Advanced Skilled

Engraving — Group 4
Level I	Apprentice
Level II	Master
Level III	Advanced Master

Environmental & Heat Treat—Group 5
Level I	Semi-skilled
Level II	Skilled
Level III	Highly-skilled

Machine Operation — Group 6
Level I & IA	Semi-skilled
Level II	Skilled
Level III	Highly-skilled

Level IV	Advanced Skilled
Certified Level	Multi-skilled

Machine Gun — Group 7
Level III	Highly-skilled
Level IV	Advanced Skilled

Maintenance — Group 8
Level I	Semi-skilled
Level II	Skilled
Level III	Multi-skilled
Level IV	Highly-skilled

Polishers — Group 9
Level I	Semi-skilled
Level II	Skilled
Level III	Highly-skilled
Certified Level	Multi-skilled

Tool/Cutter — Group 10
Level I	Skilled
Level II	Advanced-skilled
Level III	Highly-skilled
Level IV	Multi-skilled

Gunsmith — Custom Shop

Custom Gunsmith

Custom Gunsmith II

All Gunsmith positions will be considered to be one group and would bump the least senior employee in Warranty Repair and thereafter bump accordingly.

Instructor/Coordinator/Leadman

Leadman — Toolmaking

Instructor/Coordinators/Leadman would bump least senior person in the applicable highest group.

Leadman —Toolmaking would bump least senior person in the Level III, Tool Cutters, and thereafter bumped accordingly.

A.            Employees shall, on a form, hereinafter after known as a “bump card” provided by the company, indicate their preference relative to shift.  Employees may change their designation annually, during open enrollment, except during the 72 hours before an impending layoff.

B.            Regular employees who displace other employees under any of the foregoing provisions, and who fail for any reason to meet the requirements of the classification and job code as provided in Section 1 of this article, will not be permitted to exert seniority rights to displace any other employee at that time and will be laid off.

C.            Employees who as a result of reduction in force or job elimination displace other employees in a classification and job code must meet acceptable job performance and continue to show progress.

D.            No grievance arising out of a layoff of employees or their recall from layoffs or discharge shall result in any liability on the part of CDC and CMC for a period in excess of fifteen days prior to the time such grievance was first presented and in accordance with the regular grievance procedure.

E.             Whenever CDC or CMC moves work on a permanent basis between manufacturing facilities covered by this agreement resulting in a job elimination, the employees specifically involved will have the right to (1) move with such work to another facility under the applicable conditions thereof, or (2) exercise their seniority rights under the contract to bump junior employees under this Section as if they were being permanently laid off.

When CDC or CMC moves work on a permanent basis within the same manufacturing facility, and such work constitutes a full time job, the employee specifically involved with that work will have the right to (1) move with such work, or (2) exercise their seniority rights under the contract to bump junior employees under this Section as if they were being permanently laid off.

RECALL

SECTION 1.  Displaced (defined as those employees who have moved outside their classification, job code and/or shift) employees shall have the right to hold their current position rather than return to their previously held at time of layoff unless the employee moved to a lesser position.

Notwithstanding the provisions of the preceding paragraph, in any case where production requirements are such that in the opinion of CDC or CMC an emergency exists, and CDC or CMC is unable after reasonable effort to secure immediately the services of an employee entitled to recall or transfer on the basis of his/her seniority, CDC or CMC may recall or re-transfer the next employee with lesser seniority.

Employees returning from layoff shall, as per “bump card,” return to their classification and job code.  However, the ability to return to their highest in grade rating or group level will be considered.  Once a displaced employee has returned to their classification and job code, their recall rights shall be considered satisfied.

An employee shall be deemed to have his/her seniority in every occupation and level in which he/she has been awarded a bid, demonstrated proficiency requisites developed by the JTC and worked for at least three (3) months after entering the position and shall attain an in-grade rating; provided that an employee refusing an opportunity to return to any former occupation level pursuant to this section shall thereupon lose his/her seniority therein but will not by that fact alone be deemed to be no longer qualified for transfer to such occupation level in lieu of extended layoff.

CDC and CMC will provide the Union with a recall list current as of the date of this agreement, and will thereafter provide the Union with copies of all transmittals necessary for the Union to maintain their list on a current basis.  The Union shall be permitted to periodically compare their list with the official CDC and CMC list in order to insure the accuracy of the Union list.

SENIORITY

SECTION 1.   An employee shall forfeit all seniority rights in the event the employee:

A.                                    Resigns,

B.                                    Is discharged, for just cause,

C.                                    Fails to acknowledge notice of recall by contacting the Labor Relations office within five (5) days of mailing certified letter,

D.                                    Overstays a leave of absence,

E.                                     Absence for three (3) consecutive days without notice unless there is a justifiable explanation for not giving such notice, and

F.                                      Remains laid off for a period of twenty-four (24) calendar months from date of layoff, or for a period of thirty six (36) calendar months from date of layoff if they have five (5) or more years of seniority.

SECTION 2.  It is agreed that when layoffs or transfers in lieu of layoffs are necessary, seniority rights shall be given to elected representatives of the Union over all other employees on the following basis:

A.                                    To CDC and CMC employees duly elected to the seven (7) Amalgamated Local 376 offices, who have previously held positions in the company.  Namely, President, Executive Vice-President, Recording Secretary, Financial Secretary Treasurer, Sergeant-at-Arms, Guide and three (3) Trustees, on a Company-wide basis, and to the four (4) CDC and CMC Unit offices, namely Unit Recording Secretary, Executive Board members, Unit Guide and Unit Sergeant-at-Arms, on a Company-wide basis.

B.                                    To the Shop Chairman, to the Vice Chairman, to all Chief Stewards and to each Top Committee and Shift Committee person on a shift basis in each case.

C.                                    To each department steward with respect to the personnel whom he/she represents.

SECTION 3.  Temporary layoffs shall be conducted in the following manner:

A.                                    Employees with the lowest seniority in the department (by classification and job code) affected shall be sent home or transferred to available work in other departments, provided that the remaining employees in the department affected are able to perform the available work in the manner described in Section 1 of this article.

B.                                    In the above instances, CDC and CMC will earnestly attempt to provide work elsewhere for such employees who are temporarily laid off from their own cell/departments.

C.                                    Employees will be permitted the option of going home in lieu of a work assignment outside their classification and job code provided it does not adversely affect production operations.

D.                                    No employee shall be sent home on a temporary layoff status for more than five (5) workdays in any calendar month.

SECTION 4.  Except in an emergency or because of conditions,

over which CDC or CMC have no control, it is agreed that in the event of extended layoff, seventy-two (72) hours notice shall be given to employees directly affected.  In the event an employee does not receive such notice, he/she shall be given eight (8) hours pay at his/her hourly rate for each full twenty-four (24) hours by which such notice is deficient.

SECTION 5.  Employees promoted to positions in the employ of CDC or CMC, out of the bargaining unit shall retain their seniority for a period of ninety (90) days from the date of such promotion.  Thereafter, the employee shall lose all seniority.  If, during the ninety (90) day period, the employee is returned to the bargaining unit, it shall only be to an open job in which event they shall be credited with their seniority as of the date they are promoted out of the unit.

SECTION 6.  The term “Department” as used in this agreement refers to the grouping as established by CDC or CMC which is in effect at the time of any layoff.

SECTION 7.  CDC and CMC shall make any transfers required by layoff and recall-to-work provisions of this agreement as rapidly as possible under the circumstances existing at the time of layoffs or recalls.

SECTION 8.  New employees shall be regarded as probationary employees for the first eight (8) working weeks of their employment and their retention during this period is at the sole discretion of CDC or CMC.  There shall be no seniority rating among such probationary employees.

A.                                    All new employees to be selected by work teams within the cell/department with the Business Unit and serve a 60 day probation period which could be extended by mutual agreement the Union and, CDC or CMC.  After initial 30 days, an assessment of skill will be given and will result in assignment to appropriate level within occupational group through the Joint Training Committee.

B.                                    CDC and CMC need not re-employ any probationary employee

laid off before completion of eight (8) weeks of service.

C.                                    After completion of such probationary period such employees shall be given seniority ratings in their respective job classifications dating from the date of hire by CDC or CMC.

D.                                    All employees, who were employed by Colt Industries, Firearms Division will have seniority ratings dating from their original date of hire with Colt Industries, Firearms Division including any time spent on strike except as may otherwise be provided herein.

SECTION 9.  Seniority status lists shall be maintained in the Labor Relations department and will make available upon union’s request.

BIDDING

SECTION 1.    Employees on layoff are eligible to make application.

When an opening exists in the bargaining unit because of a new job or vacancy in an existing job to which no employee has recall rights, such vacancy will be posted by CDC or CMC in an established location for not less than three (3) working days.

Employees, who are interested, may make application during the posting period in writing to the Labor Relations Department on forms supplied by CDC or CMC. Applicants shall be advised of the outcome by the Labor Relations department.  Applicants may be required to demonstrate proficiency and may be required to participate in testing to ensure they possess the ability to perform the essential functions of the job.  The testing will consist of verbal and/or written questions.  In reviewing such applicants, past disciplinary records will be considered.

CDC/CMC will award a posted job within five (5) working days of the posting being taken down.  Time limits of five (5) working days may be extended by mutual agreement between CDC /CMC and the Union.  The employee awarded the job will start the new position no later than the first Monday following two (2) weeks notification.  It is agreed that the bid slips will be distributed in a timely manner once a bid has been awarded.

Ability is not to be interpreted as meaning the highest ability, but shall be construed to mean that the employee involved can fill the group level and perform the production requirements of the job at the time the employee fills the vacancy.  However, employees must meet proficiency requisites developed and administered through the JTC prior to qualifying that individual for the position and pay.

Employees bidding will be allowed to a higher or lower level position.  Lateral bidding will only be allowed to a different shift (same classification and job code).

Employees successfully bidding down into a lower level job will enter the position at the rate of the job and will at that time forfeit their right to any higher rate of pay.

A successful applicant shall not be eligible to apply for another opening hereunder for a period of eight (8) months from the date of his/her new assignment.  When an employee has successfully bid in order to return to work from layoff or where the employee has been transferred in lieu of layoff, the eight (8) month time limit shall not be applied to his/her next bid but shall thereafter apply again.

Once a position has been awarded, the successful bidder shall have no right of refusal and must move in the prescribed manner.

New employees may not bid on open jobs until they have acquired ninety (90) days of continuous service.

After the previous procedures have been exhausted and a job opening remains unfilled, CDC and CMC shall be free to resort to new hires to fill such job.

Notwithstanding the above, an employee who demonstrates a special hardship because of medical conditions, may apply for an opening which is a lateral transfer or a lower group level with the concurrence of CDC/ CMC’s Medical Department, Labor Relations and the UAW.

When an employee is on an extended medical leave of absence as provided in the Agreement, he/she shall have a right to return, subject to the appropriate medical and personnel clearances, to his/her former occupational level group, department and shift.

Should CDC or CMC choose to seek a temporary replacement, it may do so by posting the vacancy as a temporary vacancy.  If there are no successful applicants, CD and CMC have the right to hire a temporary worker.

A  temporary bidder shall be subject to the following:

1.               Should the original incumbent return to the occupational group level, department and shift, he/she shall replace the temporary bidder regardless of relative seniority, and the temporary bidder shall have such bumping rights as if he/she were the least senior employee in the shift and occupational group level.

2.               Should the original incumbent employee not be able to return to the job, the successful bidder shall automatically become the regular employee in the job.

A  temporary worker shall be subject to the following:

1.               Should the original incumbent return to the occupational group level, department and shift, the temporary worker will be removed from the position.

2.               Should the original incumbent not be able to return to the job, the job will be subject to the bidding process.

3.               The temporary workers shall not be asked to work overtime until all other employees in the same department, shift, and classification have been asked.

LAYOFF

SECTION 1.  CDC and CMC may schedule overtime work where it deems necessary and without regard to employees on extended layoff from the bargaining unit as follows:

Where production requirements are such that overtime work is necessary in any occupational group, such overtime shall not exceed six (6) successive weeks in duration and such period shall be limited to two (2) non-consecutive occurrences in any one (1) calendar year.

Emergencies beyond the control of CDC or CMC in meeting production demands or which because of time and cost factors requires such overtime in order to operate on an efficient basis.

ARTICLE XI

Leaves of Absence

SECTION 1.  An employee who directly enters or who has directly entered, service in the United States Armed Forces, either voluntarily or by induction, will be considered as being on leave of absence and will accumulate seniority during the entire length of such period of service.  Upon termination of such service, any such employee shall be offered reinstatement in his/her previous position or to a position of like seniority, status and pay, unless CDC/CMC’s circumstances have so changed as to make it impossible or unreasonable to do so.  If CDC/CMC’s circumstances have so changed as to make it impossible or unreasonable to so re-employ the person, he or she will be offered such employment as may be available for which he or she is capable of doing for the current rate for such work.

SECTION 2.  Such re-employment shall be offered only where the person has been honorably discharged and make application for re-employment within ninety (90) calendar days after he or she is discharged from the Service.

SECTION 3.  Authorized leaves of absence, without pay, will be granted by CDC and CMC for emergency reasons such as serious illness, major operations, or compelling personal reasons, under the following conditions, without loss of seniority.

A.                                   All requests for leaves of absence shall be made in writing on forms supplied by CDC and CMC for that purpose.  All such requests shall be submitted to CDC/CMC’s Labor Relations Department.  CDC and CMC will respond to all requests for leaves of absence within one (1) week.

B.                                     Employees requesting leave for medical or health reasons shall be subject to prior examination and approval by the Medical Department of CDC/CMC, and such leaves shall not be granted for more than fifty-two (52) calendar weeks’ duration.

C.                                     Leaves of absence for pregnant employees shall be granted upon application to the Labor Relations Department on forms supplied by CDC and CMC.  Such leaves once granted upon approval of the Medical Department, after consultation with the employee’s personal physician, will be without pay for a duration not to exceed one (1) year and seniority will accumulate during the period of the leave.  Employees may return prior to the expiration of the leave upon approval of the Medical Department.  At the expiration of such leave, employees are subject to the provisions of Article X.

D.                                    Employees are eligible for leaves of absence under the “Family Medical Leave of Absence” laws.  Family leaves will be approved for birth

or adoption of a child; serious health condition of a child, spouse, parent or the employee.   Employees must have their leave approved in advance and submit proper medical documentation prior to the effective date of the leave.  Employees will take their Family Medical Leave Act (FMLA) entitlement concurrently with other paid or unpaid absences taken to care for a family member or themselves.  FMLA will be accrued and accounted on a calendar year basis.  Employees may exercise their option to take sick/personal or vacation days while on FMLA.

E.                                      Employees returning from leaves of absence shall be subject to prior examination and approval by CDC/CMC’s Medical Department.  Such leave may be extended for reasonable periods upon recommendation of the Medical Department and approval by CDC/CMC’s Labor Relations Department.

F.                                      Leaves of absence for compelling personal reasons shall be given only in emergencies on approval of the Labor Relations Department, for periods not to exceed thirty (30) calendar days, except by mutual agreement between the UAW, CDC and CMC, providing that this absence will not handicap CDC and CMC’s work schedules and that the employee presents adequate proof, if requested, of the compelling personal reason.  A compelling personal reason shall be accident, sickness, death in family, emergency in the home, estate settlement, and such things that the employee has no control over.

G.                                     Employees elected to full-time office in the Amalgamated Local Union, or appointed as full-time United Auto Workers Union International representatives, shall be granted leaves of absence by CDC and CMC upon written notice not less than seven (7) working days prior to the requested effective date.  The Amalgamated Local Union President must certify to such election or appointment.  In the event of expiration or termination of any such position, the provisions of this article regarding the obligations of persons returning from leave shall be applied as in other cases.

H.   Upon the approval of both CDC/CMC and the local Union, employees shall be granted extended leaves of absence for reasons such as a specific civic activity or election to public office.

Employees on leave for specific civic activity shall cease to accrue seniority after the first six (6) months of leave.  The maximum duration of any such leave shall be three (3) years and under no circumstances shall such a leave be extended beyond three (3) years.

Employees elected to public office shall be allowed to accrue seniority.  The duration of such leave shall be the term of the elected office.

In all of the above situations, leaves shall be granted only for a specific reason, and should the reason for which the leave was granted cease, the leave shall immediately terminate.

SECTION 4.  All of the above leaves of absence are granted subject to the following conditions:

A.                                   Any employee on authorized leave of absence may return to work in line with his or her seniority before the expiration of his or her leave, providing not less than two (2) working days notice is given to CDC/ CMC.  The return within the two (2) day period shall be at the option of CDC/ CMC.

B.                                     Any employee who fails to report to work upon expiration of a leave of absence shall be considered as having voluntarily quit, unless prior to the end of such leave, the employee notifies CDC/ CMC of his/her inability to return with supporting reasons or is unable, for good cause, to give such notice.  CDC/ CMC may require proof of the circumstances under which an employee seeks to be excused for his/her failure to report or give notice under this Section.

SECTION 5.  If any employee on leave of absence is laid off, his/her leave of absence shall terminate as of the date of the layoff.

ARTICLE XII

Warnings and Discharges

SECTION 1.  Other than in the case of an employee, who has not completed his/her probationary period, no employee covered by this agreement shall be suspended, disciplined or discharged except for just cause.

SECTION 2.  When such action is taken, it may be appealed in accordance with the grievance and arbitration procedures of this agreement by the filing of a grievance within five (5) working days after CDC/CMC’s action.

SECTION 3.  In the case of offenses where the application of progressive disciplinary steps would be appropriate, CDC and CMC shall endeavor to adhere to the following order.

a)                                      Verbal Warning

b)                                     Written Warning

c)                                      Disciplinary Suspension

d)                                     Discharge

In agreeing to the foregoing, however, CDC and CMC does not intend to waive the exercise of its right to discipline or discharge without following such order in any case where it determines that the seriousness of the particular offense involved warrants discipline of a different order, nor does it preclude CDC and CMC from imposing a second disciplinary suspension.

SECTION 4.  Copies of written warning notices shall be given to the employee involved, and the Chief Steward as well as mailed to the Union Office at the time of such action.  In cases involving disciplinary suspension or discharge, notice shall also be given to the Chief Steward and except for emergency situations, the employees involved shall be given the opportunity to consult with the Chief Steward or his/her designated alternate, if available, before leaving CDC and CMC’s premises.

SECTION 5.  Warnings and suspensions received by an employee shall not be used to justify subsequent discipline after a period of twelve (12) months has elapsed from the date of the warning or suspensions; except that in the event of discharge, all discipline within a prior sixteen (16) month period may be relied upon.

SECTION 6.  When it is determined by CDC/CMC that the quantity and/or quality of work produced by an employee is not satisfactory, the Business Unit Managers shall notify in writing such employee with a copy to the steward.  The employee shall be given a reasonable time limit within which to make his/her work satisfactory.

ARTICLE XIII

Attendance Policy

An employee will be charged with one half (1/2) point in the event they are tardy or leave work early.

An employee will be charged with one (1) point for consecutive days absent up to three (3) days.  More than three (3) consecutive days absent will be charged two (2) points.

An employee will be charged two (2) points for each no call no show provided the employee doesn’t have a justifiable explanation for the no call no show.

Attendance points will be charged for all scheduled and agreed to days and hours (regular, overtime, weekends, and holidays).

Employees will not be disciplined twice for the same accumulation of points.  If an employee clears their record of all negative points that resulted in warning, this warning will be removed from their record.

Disciplinary action will be administered in the following manner:

Points accumulated	Action

5 Minus Points	Written Verbal Warning

8 Minus Points	Written Warning

12 Minus Points	Three Day Disciplinary Suspension

16 Minus Points	Discharge

Absence, tardiness or leaving work early for any of the reasons listed below shall not be charged:

1.                                       Bereavement/Funeral Leave

2.                                       Scheduled to work on a holiday

3.                                       Earned Vacation (per day vacation will require 48 hour approval)

4.                                       Jury duty

5.                                       Subpoenaed Attendance at Legal Proceedings

6.                                       Military Leave

7.                                       Authorized Union Business

8.                                       Furlough

9.                                       Inclement Weather (Companies designation)

10.                                 Disciplinary Suspensions

11.                                 Sick/Personal Days

12.                                 Short Term Disability

13.                                 Workers’ Compensation

No call no show of three (3) consecutive days without a justifiable explanation for the no call no show will constitute job abandonment.

Perfect Attendance

Employees shall earn one (1) plus point for each calendar month of perfect attendance which can be accumulated to offset future occurrences, or can be applied against prior occurrences as applicable.

Any sick/personal days beyond the allotted amount will affect perfect attendance.

Tardies and absences beyond those allotted will affect perfect attendance.

Absence due to disciplinary action will affect perfect attendance.

Those with perfect attendance from April 1st through March 31st will receive a $[*]bonus and paid in a separate check.

Employees will be required to notify their supervisors of their perfect attendance no later than the first Monday in June.  Those who do not notify their supervisors by this time will not be paid.  The supervisor will then notify Human Resources within 24 hours.

Employees’ attendance records will be wiped clean effective April 1, 2012.

ARTICLE XIV

Bulletin Boards

SECTION 1.  CDC and CMC agree to maintain a sufficient number of factory bulletin boards for the purpose of posting authorized Union notices, restricted to notices of Union elections, notices of Union appointments and results of Union elections, notices of Union meetings and notices of Union recreational and social affairs.  The Union shall furnish CDC and CMC with a copy of each notice prior to its’ posting on the bulletin boards.

ARTICLE XV

Representation - Stewards

SECTION 1.  The number of chief stewards shall be limited to two (2) on first shift, one of whom shall be the Shop Chairperson.  One (1) Chief Steward on the second shift and will be limited to ten (10) hours union time per week.

The Shop Chairman can be elected from any shift.  Shop Chairman has the right to handle grievances on any shift.

Chief Stewards shall be paid for authorized time spent on grievances at their hourly rates. .

SECTION 2.  The number of departmental stewards shall not exceed one (1) for each fifty (50) employees, but in all cases, it is agreed there shall be a steward for each Business Unit Specialist if there are less than fifty (50) employees under the Business Unit Specialist’s supervision unless otherwise mutually agreed.  Cell/department stewards shall be paid for authorized time spent on conflict resolution under the following conditions:

A.                                   The total time spent on grievances, exclusive of time spent at grievance meetings, shall not exceed four (4) hours per week.

B.                                     Authorized time spent on grievances shall be paid at hourly rate.

SECTION 3.  The privilege of cell/department stewards to leave their work during working hours without loss of pay is extended with the understanding that the time will be devoted to the prompt handling of legitimate grievances and will not be abused. Stewards shall continue to work at their assigned jobs at all times, except when permitted to leave their work to handle grievances as provided herein.

SECTION 4.  On each shift in the manufacturing area designated in

Section 1 of this article, there shall be a shift grievance committee consisting of three (3) employees, including the Chief Steward, should one be assigned, for that shift with whom CDC and CMC agree to meet weekly if disputes are pending.  Emergency meetings may be arranged on a day and time mutually agreed upon.

Each committee person shall be permitted up to two (2) hours with pay in order to meet with the appropriate chief steward in preparation for each divisional meeting.

SECTION 5.  There shall be a General Top Committee consisting of six (6) employees who shall meet with the General Management Committee.  The General Top Committee, together with the General Management Committee, shall handle all matters brought before them by either the General Top Committee or the General Management Committee.

Either CDC, CMC or the Union may request that the General Top Committee and the General Management Committee meet to discuss problems other than pending grievances.

SECTION 6.  The names of the stewards in each department and the names of the chief stewards or their alternates, if any, shall be given to Management in writing by either the Shop Chairman or the Local Union President.

In addition, CDC and CMC shall be notified as to the employees designated by the Union to serve on the Divisional Grievance Committee and the General Top Committee, Safety Committee or other committees jointly approved.

Any changes in stewards of makeup of Divisional or Top Committee shall be promptly reported to the Management.

SECTION 7.  A cell/department steward will be asked to work if fifteen percent (15%) of the employees in their cell/departments are scheduled to work, provided that there is work in his/her occupation or there is an alternate assignment which he/she is willing and able to perform and which is scheduled to be run.  In order to provide the cell/department steward with a work assignment he/she shall first be permitted to bump the employee in his/her occupational group level with the highest number of overtime hours who is scheduled to work.  If the cell/department steward’s occupational group level is not scheduled to work, the cell/department steward shall bump the least senior employee scheduled to work whose work the steward is capable of performing.

A chief steward will be asked to work if twenty-three percent (23%) of the employees in his/her area of representation are scheduled to work, provided that there is work in his/her occupation or there is an alternate assignment which he/she is willing and able to perform and which is scheduled to be run.

SECTION 8.  Nothing herein contained shall be construed as depriving any person working for CDC and/or CMC, or any group of such persons, from the right to present grievances to CDC/ CMC.

SECTION 9.  CDC/ CMC will pay employee/Union negotiators their hourly rate based on their scheduled work hours, on days when negotiations are scheduled regardless of the time actually spent in negotiations.  CDC/ CMC will pay the cost of meeting rooms and refreshments for negotiations.

ARTICLE XVI

Grievance Procedure

SECTION 1.  Should differences as to the application, or interpretation, of the terms of this agreement arise between CDC/ CMC and the Union or CDC/ CMC and any employee included in the bargaining unit, such difference or controversy shall be handled in the manner hereinafter set forth.  It is the purpose of this section to provide procedure for prompt, equitable adjustment of grievances.  It is understood and agreed that grievances to be considered hereunder must be filed promptly after the occurrence thereof.

Step 1. If an agreement cannot be reached following a discussion between the grievant, Steward and Supervisor.  The problem will be reduced to writing and submitted to the appropriate supervisor.  The supervisor will have the responsibility of replying to the grievance promptly and with a complete explanation of why they disagree or what they recommend as a remedy.  An answer in writing shall be given to the grievant by the supervisor within twenty-four (24) hours after presentation of the grievance unless such period is extended by mutual agreement between the supervisor and the Shop Chairman, Chief Steward, or the President of the Union.  The grievance will then be returned to the appropriate Steward for the Union’s acceptance or rejection.  If rejected it will be signed and numbered by the Steward, a copy of the numbered grievance will then be provided to the supervisor.  The original will be retained by the Steward and then submitted to the second step for action within three (3) working days.  If remedy is accepted it is signed and a copy is returned to the supervisor.

Step 2. The Labor Relations manager must schedule this meeting within five (5) working days from receipt of the grievance from first step.  The Labor Relations Manager will meet with the appropriate manager and the Divisional Grievance Committee.  If an agreement is reached then it will be answered as completely as possible by the Labor Relations Manager and signed off by the Divisional Grievance Committee at the time of the meeting.  If an agreement is not reached then the reason will be given to the Divisional Grievance Committee within three (3) working days.  The Divisional Grievance Committee will sign off that it has not been accepted and submit it to the third step.

Step 3.  This meeting must be scheduled within five (5) working days from the receipt of the grievance from the second step. The Top Committee will meet with the Director of Human Resources and Labor Relations and the appropriate Management designees to discuss a remedy to the problem.  If a remedy is found and agreed to, it will be the Company’s responsibility to answer the grievance and the Union to sign off at the time of the meeting. In the event a final agreement is not reached the reasons will be answered by the Companies and given to the Top Committee within five (5) working days.

Pre-Arbitration Meeting.  If a remedy cannot be found then either party has the right to take the problem to arbitration as outlined in this agreement.  If requested by either party, a pre-arbitration meeting will be arranged to discuss the matters before arbitration.  The attendees at this meeting will be; the Presidents of the Company and the UAW Local, 376 and the Director of Human Resources and Labor Relations and the Shop Chairman.

If a remedy cannot be found then either party has the right to take the problem to arbitration as outlined in this agreement.

After the third step meeting the Company will supply a status report to the Local Union Office.

To insure that the process moves as quickly as it should the Union and Companies agree to the following:

In the event the Union fails to process a grievance as outlined in the

Agreement then the grievance will be considered as dropped and will not be processed.

In the event the Companies fail to follow the time frames as outlined in the agreement then the Companies will forfeit the award of the grievance.  It is also agreed that if the grievance is serious enough the parties can agree to skip a step to bring the grievance to resolution.

It is agreed that the Steward will give the grievance to the Chief Steward or Shop Chairman to be logged and numbered after the 1st step.

SECTION 2.  Should the Union need a further explanation of CDC and/or CMC’s answer as provided in either Step 2 or Step 3 of the procedure, they may request further explanation which shall be given by CDC/CMC within three (3) working days of their request.  The additional explanation shall be considered, along with the answer, as representing CDC/CMC’s position.

It is agreed that no grievance shall remain outstanding without having been heard at Step 3 of the procedure for more than four (4) months from its date of filing.  In order to comply with such a time limit, the parties agree that grievances are to be considered in order of their date of filing unless otherwise mutually agreed, and the parties further agree that sufficient third step meetings will be scheduled.

Grievances heard by the Top Committee which are not answered within the time limit as provided in Step 3 above, may be referred at the option of the Union to the Connecticut State Board of Mediation and Arbitration or the Union may proceed under the regular provisions of Article XVII.  It is the right of the Union to refer grievances to the Connecticut State Board of Mediation and Arbitration, without CDC/CMC’s agreement to such referral.

Any arbitration arising under this section shall be subject to the provisions and limitations of Article XVII below.

ARTICLE XVII

Arbitration

SECTION 1.  In the event that the parties to this agreement fail to make a satisfactory adjustment of any dispute arising under Article XVI of this agreement after following the procedures outlined therein, either party may, within fifteen (15) calendar days after a decision under Article XVI Section 1, Step 3, notify the other party in writing that the dispute is to be submitted to arbitration.

SECTION 2.  The dispute shall then promptly be submitted to:

(a)                                 A mutually acceptable arbitrator, or

(b)                                 If mutually acceptable, the Connecticut State Board of Mediation and Arbitration, whose decision shall be final and binding on both parties.

SECTION 3.  In the event the parties fail to agree upon an arbitrator within ten working days after delivery of the written notice prescribed by Section 1 of this article, the dispute shall thereupon be submitted to a single arbitrator who shall be selected and proceed under the voluntary labor arbitration rules of the American Arbitration Association.

SECTION 4.  The arbitrator shall be confined in the decision to be rendered to the meaning and interpretation, or the application of an interpretation, of the particular provision or provisions of the contract that gave rise to the grievance or grievances.  There shall be no power to add to, subtract from or modify this agreement or to establish or change any part of the basic wage structure.

SECTION 5.  Compliance with the decision of the arbitrator shall begin immediately after receipt of notice thereof.

SECTION 6.  CDC and CMC agree to pay one grievant for time spent at the arbitration hearing.  Where the grievant has been discharged or is otherwise no longer an employee of CDC/CMC, CDC/CMC will pay any one bargaining unit employee who appears as a witness for time spent at the arbitration hearing.

ARTICLE XVIII

Armed Forces Separation Pay Allowance

SECTION 1.  Each employee leaving CDC/CMC’s employ after more than six (6) calendar months’ service with CDC/CMC immediately prior to his/her departure to directly enter the United States Armed Forces, shall, upon receipt by CDC/CMC of official notice of his or her assignment into such service, be granted a sum of [*] ($[*]) Dollars.

SECTION 2.  Each employee who shall leave CDC/CMC’s employ subsequent to October 1 in any year and prior to the following June 1, and who shall have had at least twelve (12) months of service with CDC/CMC immediately prior to leaving, shall receive by separate check:

A.                                    An additional sum based on the employee’s scheduled workweek during the last three (3) full weeks immediately prior to leaving CDC/CMC.  This sum shall be not less than [*] hours’ pay nor more than [*] hours’ pay at the employee’s hourly rate in effect during the last three (3) full weeks of employment prior to leaving.  Average earned rate is defined as total gross pay earned during the three week period, including overtime and attendance bonus, if any, divided by total hours worked, and

B.                                    A further sum equal to [*] hours’ pay at the same rate for each full year of service with CDC/CMC immediately prior to the employee’s departure, the total of such hours pay not to exceed [*].

ARTICLE XIX

General

SECTION 1.  Adequate medical and sanitary facilities will be provided and maintained at all times.

SECTION 2.  CDC and CMC will not assign supervisory employees to Bargaining Unit work except for training purposes, for machine and assembly tryouts, or in situations involving production difficulties and in other emergency circumstances.

SECTION 3.  Apprentices included as “employees” within the bargaining unit as defined in Article III of this agreement shall be governed by the provisions of special apprenticeship agreements as agreed to by the parties.

Formal training programs, other than apprenticeship programs, shall be subject to joint agreement of the parties.  Provisions for formal training programs are contained in Appendix E that is attached to and part of this agreement.

SECTION 4.  Employees will be permitted three (3) days off with pay because of the death of their father, mother, spouse, sister, brother, son, daughter, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, sister-in-law, grandmother, grandfather, grandson or granddaughter, and shall receive pay at their hourly rate for the scheduled time lost on any such days when they were scheduled to work by CDC and CMC including overtime days.

Holidays, which fall on any of these days of absence, will be paid for at the hourly rate.

Should a death in the family as defined herein occur while the employee is on a paid holiday, or while on vacation as provided in this agreement, the employee shall receive the three (3) days with pay as provided in this section in addition to such holiday or vacation.

SECTION 5.

A.  Annually, commencing on the first Monday in April employees with at least one (1) year seniority shall be entitled to sick/personal leave with pay, up to a maximum of five (5) days per Contract year.  For each such day, they shall receive pay for hours they would have been scheduled to work at their hourly rate.  Unused sick/personal leave shall be paid the 2nd  Thursday in July.

B.  Unless there is a satisfactory reason for not giving such notice, employees must notify CDC/CMC of their absence in accordance with established procedures no later than one hour after the beginning of the shift on the first day they are sick/personal to receive sick leave pay.

At the time the employee notifies CDC/CMC, he/she shall indicate the number of days they expect to be absent.  Such notification shall not constitute the granting of a leave of absence by CDC/CMC.

The Companies and the Union agree that when an employee is eligible for Sickness & Accident benefits, the Human Resources Department will mail the appropriate paperwork to the employee within five (5) business days of being notified the employee is out.

SECTION 6.  CDC and CMC agree to pay employees the loss, if any, between their hourly rate, for their scheduled work week, including shift bonus, and the total payment received during two (2) weeks National Guard or Military Reserve summer training.  To receive this benefit, the employee must submit to CDC/CMC a copy of his/her signed military pay voucher for this period as evidence of his/her attendance and amount paid provided that any employee may be paid under this provision for only one single period of up to two consecutive weeks in any one calendar year.

SECTION 7.  An employee who is on jury duty shall be paid the difference between his/her hourly rate and his/her remuneration as a juror for each day on which he/she reports for or performs jury duty and on which he/she otherwise would have been scheduled to work for CDC/CMC

In order to receive payment, the employee must provide CDC/CMC with the necessary verification of jury duty service by 12:00 noon on Monday of the week that the employee will receive payment.

SECTION 8.  It is the policy of CDC and CMC that no employee (including Production Specialists or management personnel) shall touch, or in any way physically abuse or address other employees (whether or not members of the bargaining unit) in a profane or abusive manner.

SECTION 9.  When new Production Specialists and Business Unit Managers are appointed, CDC/CMC shall post the Production Specialists’ and Business Unit Managers’ name and area of responsibility on appropriate bulletin boards.

SECTION 10.  CDC, CMC and the Union recognize the importance and desirability of establishing and maintaining an effective and timely communications program for all employees.

SECTION 11.  A procedure has been set up to have all emergency phone calls handled by the front desk between the hours of 8am to 5pm.

Emergency Call procedure:

In the event of an emergency the caller is required to supply the following information:

Name of Employee

Nature of Emergency

Department Number

Name of Supervisor

The correct number to use is (860) 236-6311.

The switchboard operator will process the emergency phone call using the information provided, first they will contact the supervisor and have them get the employee to respond.  If this is not successful then we will contact the employee directly by paging them in the shop and then transferring the call to where the employee may receive the call (i.e. the extension they called from), if all else fails the Union will be contacted with the information received by the operator from the emergency call, and they can contact the employee.

SECTION 12.  It is agreed that the New Park Ave. gate will be open each weekday for the change of shift between the hours of 2:30 p.m. to 3:45 p.m.

SECTION 13.  The Companies will make every reasonable effort to provide adequate quantities of shop supplies in order to allow employees to satisfactorily perform their work tasks.  Including, but not limited to:

shop rags, eyeglass cleaner, wipers, paper towels and tooling.

SECTION 14. In an effort to improve and maintain good housekeeping standards in CDC and CMC’s bathrooms one individual on the first shift will be added to fill the general cleaning classification, whose primary job will be to clean the bathrooms.

The Union will be involved in joint scheduling for the cleaning of the bathrooms.

SECTION 15. It is agreed in order to insure that all parties understand the concept of Bargaining Unit work separate information sessions will be held for the commercial, military and support units.  In attendance will be all supervisors, business unit manager, chief steward and Shop Chairman.

ARTICLE XX

Cost of Living Provision

[*].

ARTICLE XXI

No Strike — No Lockout

SECTION 1.                         CDC and CMC agree that during the term of this agreement, there shall be no lockouts. The Union agrees that there shall be no strikes, slowdowns or stoppages of work and any employee participating in such action shall be subject to disciplinary action.

ARTICLE XXII

Occupational Safety & Health

SECTION 1.  CDC and CMC shall comply with the “Occupational

Safety and Health Act of 1970” and all other required legal standards of safety, health and sanitation.  Adequate medical and sanitary facilities will be provided and maintained at all times.

                                                SECTION 2.  Accident records shall be kept and maintained by CDC and CMC and shall be made available on request to the Safety Committee.  The “Recording and Reporting of Injuries and Illnesses” shall be as required by the “OSHA of 1970”.  Report shall be posted by CDC and CMC at least quarterly.  An annual report shall be furnished to the Social Security Department, UAW.

                                                SECTION 3.  CDC/ CMC agree to maintain a joint Labor-Management Safety Committee.  The Committee shall be composed of at least one (1) representative of management, including the safety official, and one (1) representative on the Union for all locations.  The Local Union shall select the Union representative.

The designated safety representative shall perform the following duties:

•                  Shall, with CDC/ CMC’s safety representative, conduct safety tours of the plant.

•                  Meet with CDC and CMC’s safety representative on a monthly basis to work out solutions to those problems noted on the safety tours or brought to the attention of the safety committee.

Time spent on the above, as well as any other time spent on safety matters, shall be compensated for up to twenty (20) hours per week.

                                                SECTION 4.  CDC, CMC and the Union recognize the importance and desirability of establishing and maintaining a safe working environment and positive safety attitude among all employees.

                                                SECTION 5.  The Safety Committee may seek the advice, opinion and suggestions of experts, authorities and official agencies.  The Union representative thereon shall have the right to call such experts, authorities and official agencies, as well as safety and industrial hygiene representatives of the International Union of the UAW into the plant, and they shall be permitted to make such examinations, investigations and recommendations as shall be reasonably connected with the purpose of the committee.

                                                SECTION 6.  CDC and CMC agree to inform the Safety Committee of the names and natures of substances used in the plant, exposure to which may be unhealthful or dangerous, and upon request of the Union Safety Representative to reveal the names and natures of any substance or compound used in the plant.

                                                SECTION 7.

                                                A.  The Union agrees to participate on the committee and will endeavor to have its members observe all safety rules and use all equipment and safeguards provided including safety eyewear and footwear.

                                                B.  The Companies agree to provide each employee one pair of prescription safety glasses per two years for those employees requiring the use of prescription eyewear. The Companies will continue to provide non-prescription safety eyewear for all other employees.  Exceptions to the two-year limit are:

(1)                       Eyewear is damaged and rendered ineffective as a result of work-related incident through no fault of the employee.

(2)                       Significant changes to employee’s prescription requirements.

                                                C.  The Companies agree to provide $[*] per year to reimburse each employee for the purchase of safety footwear.

                                                D.  This agreement, and the Union’s participation on the various safety committees, shall not be deemed to impose upon the Union, or any official or agent of the Union, any legally enforceable duty or standard of care with respect to work-place safety that would not otherwise exist under

Federal or State Law.

                                                SECTION 9.  Employees injured on the job and receiving Worker’s Compensation payments may, with consideration of union input and the approval of CDC/ CMC Medical Department, be placed on jobs consistent with their medical limitations in accordance with the following procedure:

The employee may be placed on an open job.

Employees may, with the approval of CDC/ CMC Medical Department, exercise one (1) bid which shall not count for purposes of the eight (8) month bid limitation in Article X, Bidding, Section 1.  Such bids may be to a job that is higher, lower, or in the same labor grade.

ARTICLE XXIII

Duration of Agreement

                                                SECTION 1.  This agreement shall be in full force and effect from April 1, 2012 to March 31, 2014.

                                                SECTION 2.  Should either CDC, CMC or the Union wish to amend, modify or terminate this agreement at the expiration date hereof, said party shall, at least sixty (60) days prior to the expiration date, notify the other party by certified letter of said desire to amend, modify or terminate this agreement, whereupon, not later than five (5) days after receipt of such notice a conference shall be held between the representatives of CDC, CMC and the Union for the purpose of discussing amendment, modification or termination of this agreement.

                                                SECTION 3.  Should neither parties so notify the other of a desire to amend, modify or terminate this agreement, it shall automatically extend itself for an additional period of one year when the procedure for amendment, modification or termination shall be outlined in Section 2 of this article; this agreement shall be automatically extended from year to year should neither party notify the other of a desire to amend, modify or terminate this agreement.

ARTICLE XXIV

Complete Agreement

This Agreement contains all the terms of agreement existing between the Company and Union. Neither party can claim there are any other binding past practices, understandings, side letters, or other Agreements between them — all such past practices, understandings, side letters, and other agreements are hereby revoked and eliminated, unless they are specifically included in writing in this Agreement. Any future changes to this Agreement (or the continued provision of a benefit not specifically set forth in this Agreement will only be binding on the parties if agreed to in writing and signed by the Vice President of Human Resources (or his/her designee) and the President of the Union.

If either party believes that a prior agreement or understanding, whether written or oral, continues following the execution of this Agreement, they shall produce or describe with specificity such prior agreement or understanding for acceptance or rejection by the other side prior to July 1, 2012.  All such prior agreements and understandings shall be null and void and deemed not to exist unless signed to by the Company and the Union and reduced to writing as part of this Agreement.

ARTICLE XXV

Past Practices

1.              Under normal operating conditions, the President of UAW Local 376 is permitted to enter the factory at any time when the factory is in operation, provided he/she causes no disruption in operations.

2.              Colt Defense and Colt Manufacturing agree to inform UAW Local 376 of scheduled meetings the Human Resource Manager is having with union represented employees concerning their plans for retirement.  The purpose of this notice will be to afford the Shop

Chairperson or his/her delegate the opportunity to be present in these meetings. Said employee will be paid for time spent in the meeting during scheduled working hours.

3.              In the event there is a question about the quality of parts manufactured in the factory, the discrepant parts will be held until a Union representative and Human Resources reviews the parts and traceability, not to exceed 4 hours from time of discovery when such occurrence is on the 1st shift.  For occurrences on 2nd or 3rd shift, the parts will be held no more than 4 hours of the start of the following 1st shift.  One part will then be held for evidence at third step and the rest will be moved to the next stage of production (i.e. scrap or rework) as determined by Colt Defense or Colt Manufacturing.

4.              As copies of the recreation fund checks are available to the Human Resources department, a copy will be provided to the Shop Chairperson.

5.              A free cafeteria lunch will be provided to each employee on his or her birthday.

6.              Prior to lunch breaks on first and second shift, employees will be afforded five (5) minutes of wash up time.

7.              The elected officials of UAW Local 376 (President, Shop Chairman and Chief Steward) will be provided the opportunity to return to the factory positions they held prior to their election (shift, department, job code and occupational group level) not later than 30 days after the end of their term.  If shift, department, job code or occupational group level is no longer available at the end of their term, he/she will have the right to exercise seniority under Article X of the 2012 Collective Bargaining Agreement.

8.              The Shop Chairperson and 1st Shift Chief Steward (if an elected, full time Union Official) will be given the opportunity to attend the

UAW’s Annual Leadership Conference and compensated up to a maximum of four (4) consecutive days, eight (8) hours a day, at their hourly rate for attendance at this meeting. Attendance during the weekend will NOT be compensated. The request for this time must be made to the Human Resources department no later than three (3) weeks prior to the conference date.

9.              Newly appointed union stewards who are employees of Colt Defense or Colt Manufacturing will be provided the opportunity to attend the UAW Local 376 sponsored grievance training, to be conducted once every three (3) years,  upon election to the steward’s position. The Company agrees to pay for time so spent not to exceed six (6) hours as long as the time is within the employee’s scheduled work hours.  The request for this time must be made to the Human Resources department no later than two (2) weeks prior to the day of training along with a list of the stewards attending the training.

10.       The M4 Instructor/Programmer Swiss Machine CHC Operator, job code 839 will be eliminated effective immediately.  The 4 incumbents, Joseph Capello, Roosevelt Foster, Melvin Little and Michael Holmes will be “grandfathered” at their current rate of M4 and be entitled to appropriate increases.  The job classification for the Swiss Machine CNC will be changed to reflect M3, Setup and Operate CNC and future hires and or bids for the Swiss Machine CNC will be for the M3 position.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective officers and representatives as of April 1, 2012.

COLT DEFENSE LLC

By:	/s/ Howard Weinstein	/s/ Sal Malignaggi
	Howard Weinstein	Sal Malignaggi
Director of Manufacturing

	/s/ Gina Cordeira	/s/ Penny Smart
	Gina Cordeira	Penny Smart
	Senior HR Manager	Labor Relations Manager

/s/ Gerald Lancour
Gerald Lancour
General Manager

COLT’S MANUFACTURING COMPANY LLC

By:	/s/ Jim Tipton	/s/ Deneen Silvers
	Jim Tipton	Deneen Silvers
	VP of Human Resources & Employee Relations	HR Manager

AMALGAMATED LOCAL UNION NO. 376

By:	/s/ Carmen Burnham	/s/ Mike Holmes
	Carmen Burnham, President	Mike Holmes, Shop Chairperson

	/s/ John Palmer	/s/ Jeff Bifolck
	John Palmer	Jeff Bifolck

	/s/ Martin Sholes	/s/ Henrietta Green
	Martin Sholes	Henrietta Green

/s/ Gerard Deveau
Gerard Deveau

UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA —UAW

By	/s/ Julie Kushner
Julie Kushner, Director Region 9A

/s/ Barry Bayly
Barry Bayly, International Representative

APPENDIX A

Joint Program for Manufacturing Operations

Mission Statement

We believe that the principles expressed in our World Class Operations philosophy are fundamental to human nature and should be constructive and consistently practiced in our work environments.  The success of our organization is based on a sound foundation of mutual respect and trust.  Every employee is responsible and worthwhile and is due the respect the rights and privileges of others.  We also believe the organization has a right to meet and exceed its goals.

Within this environment of mutual respect and trust, we believe that the acknowledgment and application of each employee’s abilities and the introduction and delivery of the skills enhancement processes for all employees will provide an avenue for a prosperous future.  Also the process of open discussion and problem solving through various joint operations committees between the UAW, CD and CMC will allow the achievement of our common goal, survival and prosperity.

Business Structure and Decision-Making Process

The structure of CD and CMC reflects certain basic principles, e.g., recognition of the stakes and equities of everyone in the organization; full participation by the Union; use of a joint decision-making process; placement of authority and decision-making in the most appropriate part of the organization, within emphasis on the Work Cell; and, free flow of information and clear definition of the decision-making process.

As guided by these principles, the organization will be structured in the following way:

Structure

CELL MEMBER

The individual CD and CMC employee.

CELL TEAM

An integrated group of approximately 3-15 Work Cell members.

UAW CELL STEWARD

Will be elected by the members of the Cell and will represent the Union on the Cell Team; the manner and process for such election to be determined by the Union.  The Cell Steward is a working member of the Cell Team.

UAW CHIEF STEWARD

Will be elected at large the manner and process for such election to be determined by the Union. The Chief Steward will serve the needs of the members throughout the plant.

UAW SHOP CHAIRPERSON

Will be elected at large from all CD and CMC members; the manner and process for such election will be determined by the Union.  The UAW Shop Chairman represents the Union and its members and serves as the highest local administrator of the Agreement.

Function

CD and CMC will be unique in the manner in which the basic Work Cells will operate. Joint decision-making will be utilized. The Work Cells will have responsibilities such as producing to schedule, producing a quality product, housekeeping, safety, maintenance of equipment, material and inventory control, and training.

It is for the mutual benefit of all bargaining unit members that work assignments to be rotated when possible.  This rotation is designed to accomplish production goals and to enhance the skills of each member.  CD and CMC agree that supervision in each department will, at the beginning of each shift, assign available work based on scheduled needs with consideration to seniority.

Recruitment and Selection

The CD and CMC organization will require people who can fully commit to the philosophy and effectively contribute to its mission.

Both parties recognize the critical importance of a process for recruitment and pre-selection that accurately and objectively assesses candidate qualification.  The complexity of such a process supports the establishment of a joint team to work on the development and ultimate implementation of such process in accordance with guidelines to be established by the parties.

Training

The success of CD and CMC in meeting its mission in an internationally competitive environment is dependent upon the continuous development and implementation of new tools, methods and cutting edge technology.  Training and education provide the tools necessary for all CD and CMC team members to meet these ongoing challenges, and programs to meet these goals will be jointly developed and administered.   To help assure CD and CMC’s long-term viability, jointly developed competency-based training of all CD and CMC members is strongly endorsed by both parties.

Classifications have been combined and or created to support flexible operation of work cells.  Individuals who have been chosen to progress will be given an opportunity to be trained in the classifications needed in the particular cell in which they work.

1.                                      Individuals will not be forced to learn new skills.  Before an individual starts skill enhancement, he/she will sign up indicating their desire for a commitment to learn skills for further level progression blocks and their willingness to work as a team member to perform any work that is needed in the team and which they are now qualified.

2.                                      A bargaining unit member will receive a new job level within the occupational group when he/she has demonstrated skills equal to that level.

Code of Conduct

The code of conduct for CD and CMC is established in its mission statement, which is set forth the basic operating principles of the organization.  Actions or behaviors that are contrary to these principles or Company Rules may be subject to the Grievance and Arbitration Procedure.

APPENDIX B

Wages

SECTION 1.  Minimum and maximum rates for occupational group level, the number of levels in each occupational group and the rate within each level, and specialist rates shall be in accordance with pay for knowledge wage group schedule as set forth in Appendix B.

SECTION 2.  The principle of equal pay for equal work shall apply among all employees, male and female.

SECTION 3.        Jobs shall be classified in their appropriate group levels by the Wage Administration Department of CDC and CMC using the NMTA program.

During the life of this agreement there shall be no revision of existing job descriptions except as justified by change in job content.  Any job description so revised or any new job description will be discussed with the Union prior to its implementation.  If the Union disagrees with the description or evaluation or any changed or new job, CDC and CMC may place it into effect, and the Union shall have the right to protest it under the grievance procedure.

Differences of opinion between CDC, CMC and the Union on the proper work level for any occupational grouping shall be handled as follows:

A rating may be protested on the grounds that the job has been incorrectly defined or that, given a correct definition, the application of point values,

as set forth in the Plan, has been inaccurately made.

A rating may be protested on the grounds that, because of the peculiar nature of the job, the application of the NMTA program to such job creates substantial inequities and that such job should therefore be considered as not subject to the provisions of the Plan.  In such cases, however, it shall be understood that a clear demonstration that the Evaluation Plan is not applicable shall be required if a particular job is to be exempted from the Plan.

C.            The following method will be used in determining the work level to be assigned a job, which is a predominately clerical or non-manual position:

The job will be carefully analyzed and reviewed by CDC and CMC’s job analysts who will write up a description of the duties so as to definitely describe the work.  They will then assign a work level to the job on the basis of judgment as to the difficulty of the job in relation to jobs that have been evaluated under the NMTA program.

In the event CDC and CMC adopts a formal evaluation plan for predominantly clerical or non-manual jobs, each plan will be used in the rating and discussion of these jobs.

SECTION 4.   A night shift premium shall be paid on the following basis:

•                  bonus of [*] for employees scheduled to work on the second shift or third shift.

SECTION 5.        Employees temporarily transferred for the convenience of CDC and CMC will be paid on such assigned job at the same hourly rate of the work of that job or their regular hourly rate, whichever is higher.  Temporary transfers in excess of two (2) full consecutive workweeks will not be made except for abnormal production conditions.

SECTION 6.

A.            All occupational group levels listed which are currently inactive or have been consolidated into a new combined classification will be removed from the listing of classifications that will be effective with the ratification of the new agreement.  The classifications not listed in the new agreement will be on permanent hold and will not be reintroduced by either party without discussions and agreement by both to reintroduce the classification in question.

B.            The incentive language has been removed from the agreement due to the pay system changes that were agreed upon to replace the incentive system.  The incentive language was removed from the contract and put aside, in tact.  If, in the future, it become necessary to reintroduce an incentive system, this same incentive system will be reintroduced and must be mutually agreed upon by both parties.

SECTION 7.        It is agreed that the following wage schedules will be in effect during the term of the agreement.  These changes will go into effect the first Monday of the month.   New employees offered employment after April 1, 2012 at Skill Level I and Skill Level II job classifications will be paid at [*]% of the established wage scale.

Wage Scales

		Employees offered employment prior to 4/2012		Employees offered employment after 4/2012
Group	Level	4/2/2012	4/1/2013	4/2/2012	4/1/2013

Assembly	I	$[*]	$[*]	$[*]	$[*]
	II	$[*]	$[*]	$[*]	$[*]
	III	$[*]	$[*]	$[*]	$[*]
Audit &	I	$[*]	$[*]	$[*]	$[*]
Testing	IA	$[*]	$[*]	$[*]	$[*]

	II	$[*]	$[*]	$[*]	$[*]
(job code 418H)	M	$[*]	$[*]	$[*]	$[*]
	III	$[*]	$[*]	$[*]	$[*]

Clerk/Material	I	$[*]	$[*]	$[*]	$[*]
Mover	*II	$[*]	$[*]	$[*]	$[*]
	III	$[*]	$[*]	$[*]	$[*]
	IIIA	$[*]	$[*]	$[*]	$[*]
	IV	$[*]	$[*]	$[*]	$[*]

Engravers	I	$[*]	$[*]	$[*]	$[*]
	II	$[*]	$[*]	$[*]	$[*]
	III	$[*]	$[*]	$[*]	$[*]
	IV	$[*]	$[*]	$[*]	$[*]

Environmental/	I	$[*]	$[*]	$[*]	$[*]
Heat Treat	II	$[*]	$[*]	$[*]	$[*]
	III	$[*]	$[*]	$[*]	$[*]
	IV	$[*]	$[*]	$[*]	$[*]

Machining*	I	$[*]	$[*]	$[*]	$[*]
	IA	$[*]	$[*]	$[*]	$[*]
	II	$[*]	$[*]	$[*]	$[*]
	III	$[*]	$[*]	$[*]	$[*]
obselete	IV	$[*]	$[*]	$[*]	$[*]

Machine Gun	III	$[*]	$[*]	$[*]	$[*]
	*IV	$[*]	$[*]	$[*]	$[*]

Maintenance	I	$[*]	$[*]	$[*]	$[*]
	II	$[*]	$[*]	$[*]	$[*]
	IV	$[*]	$[*]	$[*]	$[*]

Add $[*] per skill as defined.

Polishers*	I	$[*]	$[*]	$[*]	$[*]
**	II	$[*]	$[*]	$[*]	$[*]
	III	$[*]	$[*]	$[*]	$[*]

Tool Cutter	I	$[*]	$[*]	$[*]	$[*]
	II	$[*]	$[*]	$[*]	$[*]
	III	$[*]	$[*]	$[*]	$[*]
	IV	$[*]	$[*]	$[*]	$[*]

Add $[*] per skill as defined.

*Certification available - $[*] per hour upon attainment

**Previous certification for inspecting work was available to polishers.  Effective 4/4/11, $[*] was worked into their base pay, and a new certification for rollmark became available.

Rates Outside Levels

Instructor/	$[*]	$[*]	$[*]	$[*]
Coordinator*
Instructor/	$[*]	$[*]	$[*]	$[*]
Coordinator -
Audit & Test
Leadperson -	$[*]	$[*]	$[*]	$[*]
Toolmaking

Custom Shop

Custom Gunsmith	$[*]	$[*]	$[*]	$[*]
Custom Gunsmith II	$[*]	$[*]	$[*]	$[*]
Custom Gunsmith -	$[*]	$[*]	$[*]	$[*]
Competition

General Wage Rate Increases:

04/12	[*]	%
04/13	[*]	%

Learners Rate

The learners rate of pay is established at $[*], not to exceed the new rate.

Red Circle

In a continuing effort to bring all Colt Employees under a single pay system, red circle employee’s pay will be frozen for the first year of this contract.  Red Circle employees that would meet the base rate of pay due to scheduled raises will assume the base rate and removed from red circle.  Those employees will receive a lump sum payment at the end of each quarter for the first year of the contract equal to [*].

After the first year of the contract employees still above scale will be continued at that higher rate and receive scheduled wage increases agreed upon, providing they maintain their current skill set.

APPENDIX C

Insurance and Pension Benefits

CDC and CMC will pay for and provide insurance and pension benefits as fully described in the certificates of insurance and the pension plan for employees and their dependents (where applicable) in accordance with the Contract Settlement Agreement between CDC and CMC and the Union dated April 1, 2012 which is made part of this Agreement.

The Company(s) agree to maintain the current Health Care Plan through March 31, 2013.  Effective April 1, 2013, plan design will change to a Consumer Driven Health Plan as outlined in the table below.  This is only a brief explanation of benefits.  For more information, please see Human Resources for the Summary Plan Document.  Please note that the document will not be available until after April 1, 2013.

[*]

CDC and CMC will continue to provide life insurance, accidental death and dismemberment, medical, dental coverage for current and future employees who are receiving workers compensation benefits due to their total disability up to five years after total disability

It is agreed that the Companies will provide the Union with a copy of the health insurance and dental plan documents as soon as they receive it.

Summary Plan Documents

The Companies agree to have the Union review and approve all Summary Plan Documents brought up to date and approved by the Union prior to implementation.

The Company representative on the Insurance Review Committee will be the Director of Human Resources Department Resources and/or his or her designee.

The Union will appoint two representatives to the Committee.

The Committee will meet as soon as possible on any denials of insurance claims.  The Company will notify the Union Committee within seven (7) days of any denials by the insurance carrier.

Dental Plan

•                  CD and CMC will continue to pay a monthly premium of $[*] per bargaining unit employee to the Local UAW 376 for the administration and claims of the UAW Dental Insurance Plan

APPENDIX D

Severance Pay

CDC and CMC and the Union hereby agree that in the event CDC and

CMC relocates to another facility, the manufacture of any of the products presently unit at its plant covered manufactured at its plant covered under this agreement, the bargaining unit employees whose jobs are eliminated as a result of the relocation shall be eligible for severance pay in accordance with the terms and conditions set forth below:

SECTION 1.        The following rules and conditions shall govern an employee’s eligibility for severance pay:

A.                        To be eligible for severance pay an employee:

(1)     Must be actively at work at the time CDC and CMC announces the decision to relocate the manufacturing operations.  An employee on layoff at the time of such announcement will not be eligible for severance pay.  CDC and CMC agree that it shall not withhold such announcement in order to deprive any employee of severance pay who would otherwise be eligible.

(2)     Must have been continuously in the service of CDC/ CMC at least one year as of the date the employee’s services are actually terminated.

(3)     Must remain at work so long as specified by CDC/ CMC.  However, an employee who terminates his employment earlier with the specific approval of CDC/ CMC shall remain eligible for severance pay.  CDC and CMC agree to discuss with the Union the shutdown procedures including the possible application of inverse seniority.

B.                        An employee who is offered and accepts employment with CDC/ CMC and actually works at least thirty (30) days shall not be entitled to or eligible for severance pay.

C.                        An employee whose employment relationship with CDC/ CMC is terminated for any of the reasons set forth in Article X, Section 5 of this agreement shall not be entitled to or eligible for severance pay.

SECTION 2.  Severance pay shall be based upon the formula of [*].

For example:

[*]

Each week of severance pay shall be computed based upon the employee’s straight time hourly rate  in effect at the time the relocation is announced, multiplied by [*].

SECTION 3.  Payment of severance pay by CDC/ CMC to an employee and his/her acceptance thereof shall constitute a complete termination of the employment relationship between CDC and CMC and such employee and shall fully discharge all seniority obligations of CDC and CMC under this agreement.  Such severance pay shall constitute consideration for waiver by the employee of his/her seniority rights under the collective bargaining agreement and his/her willingness to remain at work so long as required by CDC/ CMC.

APPENDIX E

Training

As training needs are determined, they will be reviewed by the Joint Training Committee.

There will be a Joint Training Committee (JTC) established consisting of two (2) salaried employees, two (2) union employees and subject matter experts as needed.

The charter of the Committee is to ensure cross training on job opportunities.  The Committee will review the Collective Bargaining Agreement and jointly develop measures to ensure compliance.

The Companies agree to provide qualified trainers.  Once the provider is selected, the creation of actual program(s) will be the responsibility of the Training Committee with input from the Training providers.

Any training will be offered to employees based on seniority.  Employees can participate in training programs that are for movement between levels of a classification.

Any employee who is in training during his/her regularly scheduled work hours will be paid his/her regular rate of pay.

Training time limits:

Job classification and code moving to same job classification and code in same company, not to exceed two weeks.

Job classification and code moving to same job classification and code, inter-company will be two weeks; and providing he/she is demonstrating satisfactory progress may be allotted another two weeks.

Job classification and code moving to a different job classification and code will be assessed at two weeks for training needs.  If the individual is not making satisfactory progress at four (4) weeks, he/she will be disqualified.  If he/she is making satisfactory progress, an additional two weeks may be allotted.

Section 1.   Certification

A.            Once an employee has reached the certification level of the Machine Operator, Assembly or Polisher classifications, he or she will maintain that level unless they are unable to perform at an acceptable level. This will be measured with periodic audits of the employee’s workmanship. If the employee has a problem he or she will be warned the first time.

(1)                                 In the event it is found that the employee cannot continue at the certified level, the employee will lose their certification.

(2)                                 The employee will be afforded the opportunity to earn back their certification.

APPENDIX F

CDC and CMC agree to provide to any Union designated member of CDC/ CMC’s Board of Directors who is an employee of CDC/ CMC (and is not already eligible for sufficient lost time or Union business time) paid time off from that employee’s regular duties sufficient to attend all Board of Directors meetings and adequate preparation time, not less than one full day prior to each Board Meeting.

APPENDIX G

Gainsharing and Profit Sharing Program

Effective January 1,1995, CDC and CMC shall established a gain sharing program (the “Gain Sharing Program”) to provide quarterly and annual payments to hourly and salaried employees based on the achievement of specified cost reduction targets and a profit sharing program  (the “Profit Sharing Program”) to provide annual payments to hourly and salaried employees based on the achievement of specified levels of profitability (together the “Programs”).  The Programs shall include the following elements:

General-

(a) All hourly employees shall participate in the Programs. It is the intent of CDC and CMC that the maximum number of salaried employees shall participate in the Program (together with hourly employees, the “Participants”) by (i) minimizing the number of support personnel and (ii) maximizing the percentage of such personnel assigned directly to a Product Line, Business Unit or group of Business Units.

Notwithstanding the foregoing, the parties agree that the following individuals shall not participate in the Programs (i) a minimum number of support personnel as described above, and (ii) outside salespeople,  (iii) Business Unit Managers and (iv) the Chief Executive Officer (“CEO”) and his/her direct reports.

Any bonus program for those individuals described in (i) above shall (a) be of a similar magnitude to the programs and (b) be based, in part, on the achievement of the Corporate Performance Target (as defined) below.

(b) The Participants shall participate in no other bonus programs except those described herein or programs unanimously approved by CDC and CMC’s Board of Directors.

Gain Sharing Program

(a)                                 Each participant will receive payment based on [*]

(b)                                 [*]

(c )                               Payments

1.  Payments will be made within 20 days of the end of each of CDC and CMC’s four quarters to each participant within a Performance Unit as follows:

Percentage of Performance

Target Achieved	Payment
100%	$[*]
110%	$[*]

[*]

2.  In addition to any payments received as a result of the achievement of the Performance Targets described above, in the event a Participant’s Performance Unit achieves the Following Performance Targets during the fourth quarter, they will receive the following payments less any amount paid during the four quarters:

Percentage of Performance

Targeted Achieved	Payment
95%	$[*]
100%	$[*]
110% or more	$[*]

3.  The Companies will make every effort to ensure that the controlling factors of Gain Sharing, Labor and Expense, will be properly managed towards achieving the established Gain Sharing Targets.

Profit Sharing Program

The Profit Sharing Program shall provide Participants with payments, within 45 days of the end of each year, from a pool of 10% of annual Profits above levels to be determined.

1998	$[*] million

Payments shall be distributed to all participants based on regular straight-time hours paid (including all paid leaves such as holidays, vacations, paid sick-leave, S&A, and workers’ comp, etc.) with each Participant’s payment reduced by [*] of any amount received through the Gain Sharing Program.  Any amounts thus reduced will be removed from the profit sharing pool.

For the purposes of the Profit Sharing Program, Profit shall be defined as earnings (inclusive of Gain Sharing Payments) before interest, taxes, depreciation, amortization and all other non-cash charges including special charges, extraordinary expenses and other one-time charges.

APPENDIX H

401-k Plan

Employees covered by the collective bargaining agreement are eligible to receive an employer match of [*] of their tax-deferred contributions up to [*] of eligible compensation as defined by the terms of the Plan.  Matching contributions will be made each payroll period.  All employees represented by the UAW shall be permitted to participate in CD/CMC’s 401(k) plan under the same terms and conditions as the non-represented employees.

Employees hired after April 1, 2012 will be able to contribute to the 401(k) and receive the above referenced employer match as they will not be participants in the pension plan.  All other employees will not be allowed to participate until the pension plan is frozen on December 31, 2012.

The Companies agree to assume payment of the Plan Annual Base, Plan Annual Audit, Participant Base and Participant Web Fees for the 401(k) Plan.  Employees are to assume payment of occasional fees (Check Fee, 1099 Fee, Loan origination Fee, Loan Annual Maintenance and Distribution Fee).

The Union will have input in any future changes in administration of the plan.

All of the above will be in effect so long as the 401(k) plan is in effect.

APPENDIX I

Successorship

For the duration of the agreement, CDC and CMC will require a potential purchaser of CDC and CMC or a substantial portion of its assets or operations to assume the Collective Bargaining Agreement.

APPENDIX J

Retiree Benefits

If the spouse obtains alternate coverage as described in this agreement, the Colt plan will continue to pay such benefits as may be required in order to provide the spouse with benefits which, when combined with the benefits paid by the spouse’s alternate coverage, are least equal to the benefits payable by the Colt plan.  For example, if the spouse’s alternate coverage requires deductibles or co-payments greater than those required under the Colt plan, the Colt plan will reimburse the spouse for the difference between the deductibles or co-payments required under the alternate coverage and those required under the Colt plan.

If the alternate coverage available to the spouse requires that the spouse pay a premium or any other periodic charge as a condition of enrollment in that alternate plan, the spouse will not be required to enroll in the alternate coverage and the Colt Plan will be the primary Medicare coordinated coverage for such spouse.  If the retiree and the spouse consent in writing, Colt may reimburse the spouse for the cost of such premiums and the spouse may enroll in the alternative coverage and the plan may provide tertiary coverage.  Any such agreement is terminable by the retiree and /or the spouse will and, in the event that the retiree and/or spouse terminate such agreement, the Colt Plan will become the primary source of Medicare coordinated coverage for the spouse immediately.

In the event that the spouse participate in alternate coverage as described in this agreement and after ceases participation in such coverage (as a result of lack of availability of such coverage, termination of the agreement described in paragraph 2, or for any other reason permitted by this agreement), the Colt Plan will become the primary Medicare coordinated coverage for the spouse.  In that circumstance, there shall be no pre-existing condition limitations or any other restriction imposed on the Medicare coordinated coverage provided by Colt to the spouse.

In the event that the spouse participates in alternate coverage as described in this agreement, and such alternate plan refuses to pay or unreasonably delays payment of any benefit which Colt believes should be covered under the alternate coverage, Colt will pay such claim (to the extent covered by the Colt plan) and will pursue the provider of the alternate coverage for reimbursement.  The spouse and the retiree will be held harmless from any refusal or unreasonable delay in payment by the provider of alternate private coverage.

The Companies will provide a Group Retiree Health Benefit Plan for current and future Medicare Part A and Part B enrollees.

The Post Retirement Health Benefit is a lifetime benefit for future and past retirees and  Spouses.

For future retirees effective April 1, 2010 the companies will provide retiree health insurance not to exceed $[*] per month.

The Companies and the Union agree that retirements will be processed in the following manner:

•                  The Company will produce a form to be completed by employees who wish to receive retirement information.

If the employee indicates on the form that he/she wishes to receive an “estimate only”, the estimate will be sent to the employee within two weeks of the date the form was received by the Human Resources Department.

If the employee indicates that he/she wishes to retire, the Human Resources Department will schedule as appointment with the employee and a Union rep within two weeks of receiving the form.  The form must be received by Human Resources Department at least thirty days prior to the retirement date in order to ensure timely processing by the carrier.

Human Resources will explain all entitlements to the employee upon their retirement, including ESOP.

Human Resources will provide a UAW Form 1221 (Retired    Employee’s Authorization for Check-off Dues) during retiree processing, and will further forward the completed form to the Pension Fund Trustee for processing.

Future retirees will be given a choice of a Retirement gift at the time of their actual retirement from Colt’s.  The choice will be one of the following:

1.         Savings Bond

2.         Watch

3.         Standard production Colt Gun of their choice within legal limits

The choice of the gun will be subject to availability and the employee having the proper permits.  If the employee elects to choose a gun but does not have the proper permit, the employee will have a period of one year from the date of retirement to obtain a permit.  If they do not have the permit at the end of the year’s time they must accept one of the other two gifts.

The Companies agree to provide an updated listing of all retired employees and the retirement gifts they have chosen.  The list will also indicate when the gift was received.  The list will be provided on a quarterly basis.

It is agreed that any Retirement letter sent out will be copied and sent to the Union.

It is agreed that the Companies will provide a Life Insurance Policy to all future retirees with at least ten (10) years of continuous service.  The amount of the policy will be $[*].

Coltec Credited Service

The Companies agree to provide a best estimate of Coltec credited service to each employee.  The Company’s and the Union understand hat this is an estimate only and a true calculation of Coltec credited service can only be obtained from Coltec.

Coltec Pension Processing

The Companies agree to work with the Union and Coltec to establish procedures for processing Coltec retirements.

APPENDIX K

Subcontracting and Maintenance of Operations

General

It is the intent of CDC and CMC (i) to maintain and enhance its operations at the West Hartford Facility (the “Facility”) and (ii) to make the necessary investments in the skills of its workforce, in both cases so that the Facility can be a long-term competitive producer of the maximum number of different products/weapons and parts within each product/weapon.

Subcontracting

The parties agree that it is in their mutual interest that CDC and CMC produce parts and products in-house and minimize the need to purchase parts or products from outside vendors.  A committee (the “Sourcing Committee”) will ensure that all work is properly evaluated as to where the work will be accomplished  — outside vendors or inside CDC and CMC.  The committee shall have three (3) permanent members per side.  In addition, the Local union President or his/her designee shall also receive notice of and may attend meetings.

CDC and CMC will keep the Sourcing Committee informed regarding existing or potential arrangements and outside vendors and will work with the Committee with the objective of bringing in-house any work currently or prospectively performed by outside vendors.

A notice of desire, need or intent to subcontract any bargaining unit work must be given to the Union with sufficient advance notice to allow for a meeting of the committee to occur at least two weeks prior to any action taking place regarding subcontracting.  All relevant information shall be made available to said committee, including but not limited to; associated costs, vendor quotes, feasibility study for completion in-house, intended length of outsourcing, number of parts, impact on bargaining unit work, and any other necessary documentation.  Additionally, requests for participation from in-house expertise regarding a specific operation and/or operations shall be honored.

No work being performed in-house will be moved to an outside vendor absent the approval of the Sourcing Committee. Work that has temporarily been brought in will be exempted from this restriction.  In the event the Sourcing Committee cannot agree over the whether or not to use an outside vendor, a meeting will be called and will not be adjourned until an agreement has been reached.

In an emergency situation, Management will be permitted to act on a temporary basis.  An emergency situation that occurs three or more times during a twelve-month period or five or more times during the term of the Agreement is no longer an emergency situation but is reviewed by the Executive Committee to see why it was done and to answer what will be done in the future.  After three or five such emergencies as the case may be, the work will be returned in-house and the issue will be resolved by the Executive Committee.

The Companies recognize their responsibility to work with the Union to preserve jobs and jointly recognizes with the Union the need to establish and maintain immediate and reliable sources for backup for critical components in the event of failure or interruption of operations.

In order to meet its obligations to the Union and establish a process to source only the minimum quantities to provide the excess capacity to meet demand, the Companies agrees to the following:

•                  To notify the Union in writing of those suppliers selected to supply the necessary manufacturing back up for critical components.

•                  Purchased orders involving the ordering of parts, which are normally manufactured within the facility, are to be considered “outsource orders” and will require the review and initials of the designated union representative.  The review will be indicated by the individuals initials on the original purchase order.  This will be accomplished prior to the order being sent to the supplier.

•                  Copies of approved purchased orders will be provided to the union.

•                  Outstanding Purchase Orders which require Union consent will be reviewed monthly at the ISO steering committee meeting, to validate the continued necessity of maintaining the supplier.

Maintenance of Operations

For the duration of this Agreement, no material part of CDC and CMC’s operations operating at the Facility on the Consummation Date will be moved from the Facility, except as follows:  (CDC and CMC will not be required to obtain the Sourcing Committee’s approval for the following exceptions unless specifically noted).

a) Contracts with foreign buyers that specifically stipulate local content requiring production outside the Facility.

b) Joint Contracts with non-affiliated entities where (i) the choice of the partner substantially enhances CDC and CMC’s likelihood of securing a piece of business and (ii) local content requiring production outside the Facility is an explicit requirement of the Joint Contract and (iii) there is not intent either explicit or implicit to evade or avoid the spirit of this agreement.

c) To the extent that the workforce is operating at maximum practical capacity on a temporary basis, CDC and CMC may subcontract work to the minimum extent required.  It is understood that CDC and CMC would not normally increase its workforce capacity unless the projected need for the incremental capacity exceeds six months.

d) To the extent that the Facility is operating at maximum practical and physical capacity, additional work required to meet CDC and CMC’s needs may be performed outside the Facility only after CDC and CMC has met and discussed this matter with the Union with the objective of adapting the Facility to accommodate such additional work.

e) In the event of any unauthorized work stoppage, force major or other reasons beyond the control of CDC and CMC that causes the Facility to be unable to operate, this provision shall not prohibit CDC and CMC from performing the work at another location.

f) Work resulting from the introduction of New Products, such as Private Label production of Shotguns, shall be excluded from this provision.  For this purpose, the term New Products shall not include modifications, defined very broadly, of existing product platforms. If it economically feasible to perform any portion of the work associated with the Production of New Products, either initially or eventually, at the Facility, CDC and CMC will make every effort to do so.

g) Ability to benefit from newly developed manufacturing processes or materials that CDC and CMC cannot afford to implement in West Hartford as a result of capital considerations (for example, metal injection molding technology and Polymer technology).

APPENDIX L

ESOP

The Companies have established an Employee Stock Ownership Plan (“ESOP”) for bargaining unit employees.  The Companies agree that the ESOP will not be amended or terminated during the life of this Agreement without the Union’s consent.  The rights of participants in the ESOP carefully described in the ESOP.  Disputes regarding operation of the ESOP shall not be subject to the grievance procedure.

It is agreed that the Companies will provide the Union with a copy of the ESOP plan evaluation as soon as the Companies receive it.

If the Companies provide any new stock option, stock purchase, stock bonus or any similar plan for any employees outside the bargaining unit, the same plan shall be offered to the bargaining unit on terms no less favorable than the terms offered to employees outside the bargaining unit.

The Companies and the Union agree to discuss, at the request of either parties, establishment of an appropriate program to allow bargaining unit employees to maintain or increase their level of stock ownership as such ownership is reduced by distribution from the ESOP to individual participants.  Selection of the ESOP Trustee, attorney, valuation firm or any other professional rendering service to or on behalf of the ESOP shall be by mutual agreement of the Companies and the Union.

The Companies and the Union agree that the ESOP Committee will meet to discuss any open issues including the percentage ownership of the corporation.

APPENDIX M

BOARD OF DIRECTORS

The UAW will have two (2) representatives (sharing one (1) vote) on Colt’s Board of Directors as long as the ESOP holds stock in Colt.

APPENDIX N

Letters of Agreement

Fair Day’s Work

It is agreed that the Company has a right to require a fair day’s work from its employees.  A fair day’s work is defined as a reasonable rate of production agreed to by both the Union and the Company.

Contract Administration

The Administration of the contract for the Company will be the responsibility of the Director of Labor Relations or his/her designate in his/her absence.

The Administration of the Pension is the responsibility of the Human Resources Manager or his/her designate in his/her absence.

The Administration of the Health Insurance is the responsibility of the Senior Human Resources Representative and the Human Resources Administrative Assistant.

Charity & Recreation

It is agreed that the Company’s will provide the Union with quarterly status reports for the both Charity and Recreation fund balance.

The Company’s agree to separate the Recreation Fund Account away from the General Fund.

Grievances

It is agreed by both the Union and the Company that all of the final settlements of grievances reached during contract talks will not set precedence or prejudice either by the Union or the Company’s in future cases of this nature.

Cleaning of Fans

It is agreed that the Union and Company will work together to ensure that the fans in the plant are properly cleaned before the summer seasons.  It is the Company’s responsibility to set up the schedule to ensure the work is done in a timely manner.  The Companies agree to install appropriate exhaust fans, or make repair to exhausting fans in restrooms within the manufacturing facility.

Credit Prescriptions

It is agreed that any Health Billings on the subjects of Credit and Prescriptions considered as emergency problems will not have to wait until the Tuesday or Thursday insurance hours.  These items can be brought up at anytime.

Model P

The Companies agree to continue to meet with the Union Top Committee to discuss the Model P work currently being outsourced, with an aim to bring the work back “in house” if financially feasible.

Combining Departments

The company agrees that it will notify the Union Shop Chairman as soon as practicable but no less than fourteen (14) days prior to the combination of manufacturing departments that directly involve bargaining unit members.

Shortly after notification, the Company and the Union agree to meet to discuss the implications and effects of the manufacturing department combination has upon the conditions of employment of bargaining unit members.

V-Cap Check-Off

The Companies agree to deduct weekly from the pay of each employee voluntary contributions to UAW V-CAP, provided that each such employee executes or has executed an authorization for assignment and check off of contributions to UAW V-CAP.  The deductions shall continue for the life of this agreement for each employee who signs a check off authorization form unless the employee revokes the authorization in writing.

The Companies agree to transmit UAW V-CAP deductions to UAW V-CAP, care of International Union.

The Union agrees to hold the Companies harmless against any claims, demands, suits, or other forms of liability that shall arise out of or by reason of actions taken by the Company for the purposes of complying with the provisions of this Article.  In the event that any employee receives no pay on a payday in which the Union dues and/or initiation fees are to be deducted, the deductions shall be made from the next regular pay issued.

Thanksgiving Turkey

The Companies agree that when turkeys are presented as gifts during the Thanksgiving Day Holiday they will be paid separately from the Recreation Fund.

Smoking Room/Mens Locker Room

The Companies have repaired and agree to maintain the heating system in the men’s locker room through the following means.

•                  An independent thermostat control has been installed and is dedicated to the room.

•                  An independent contractor has been consulted and evaluated the pace with the goal of providing adequate heat.

•                  The companies agree to proceed with the contractor’s recommendation and provide additional ductwork to the locker room and utilize existing heaters from the manufacturing floor to assist in the heating of the room.

Vending

The companies agree to meet within sixty (60) days of ratification of the agreement to discuss the continued use of Canteen and Eurest for vending and cafeteria services.  The purpose of the meeting will be the exploration of alternative vendors in order to provide improved service to our employees.  Once identified and mutually agreed upon the companies will take the necessary steps to procure the service.

West Hartford Facility

In order to reaffirm our ongoing commitment the following has been updated and is republished and included in the 2012 Bargaining Agreement.

This letter is written to our employees who are members of UAW Local 376 (the “Union”) to confirm the intention of both Colt Defense LLC and Colt’s Manufacturing Company LLC (the “Companies”) to continue to make those products manufactured at the West Hartford Facility within the State of Connecticut through April 2015.  In the event that circumstances change the Company agrees that it shall bargain with the Union over any such decision before any final decision is made.  It shall be the objective of such negotiations to reach an agreement that would enable the Company or Companies to remain in the state at least through April 1, 2015.

This commitment may only be modified or amended by a writing signed by the Company and the UAW and specifically referencing this “republished” letter.

Life Insurance Increase

CDC and CMC will maintain current levels of benefits for Basic Life Insurance and Basic Accidental Death & Dismemberment policies at $[*] each.

The Life Insurance and Accidental Death Benefit will be reduced when employees reach a certain age.

The following schedule reflects  the life insurance and accidental death dismemberment benefit available at the following ages:

70-74  - $[*]

75-79  - $[*]

80-84  - $[*]

85+     - $[*]

Short Term Disability

CDC and CMC will maintain the current level of Short Term Disability at $[*] per week.

Job Security

CDC and CMC re-state their intent to provide “job security” consistent with the Subcontracting and Maintenance of Operations provisions of the labor agreement as follows:

•                  CDC and CMC will maintain and as economically feasible continue to enhance its operations at the West Hartford Facility.

•                  The Parties agree that it is in their mutual interest to produce parts and products in-house and minimize the need to purchase parts or products from outside vendors.

•                  For the duration of the Agreement, no material part of CDC and CMC operations operating at the Facility will be moved without engaging the Union as provided for in the contract.

•                  Hourly Staffing

•      Staffing for CDC and CMC will be benchmarked manufacturing levels necessary to produce at maximum practical capacity and demand, following capital improvements, cost reductions and manufacturing improvements in 2007.

•                        CDC and CMC will keep the maximum employees at work in the current facility to commensurate with the build requirements.

•                        The Industrial Engineer Manning and Standards table will  be used to determine that staffing level.

•       Staffing for CDC and CMC will be revisited when other circumstances arise that may affect the staffing below these benchmarks such as other capital improvements, cost reduction and manufacturing improvements.

In the event that there is any material downturn in production, potential loss of jobs or other factors that effect the business operations at CDC, those similar and/or operations which can be performed at the West Hartford facility will be drawn from our Canada subsidiary to prevent loss of jobs in West Hartford.

UAW Leave of Absence

The Company(s) affirm the seniority date of the following Bargaining Unit Employee currently on “leave of absence” for Union Business, and affirm that she is entitled to normal benefits of employment such as employer provided pension and pension vesting, Health & Welfare insurance, ancillary insurances and ESOP membership.

Carmen Burnham

DOB:  6/1/1947

Seniority Date:  1/28/74